UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.      )
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Tractor Supply Company
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Notice of the 2018 Annual Meeting and 2018 Proxy Statement

Thursday, May 10, 2018, at 10:00 a.m. CDT
The Company's Store Support Center, 5401 Virginia Way, Brentwood, Tennessee 37027

OUR STRATEGY

Our mission is to work hard, have fun and make money by providing legendary service and great products at everyday low prices. In adherence with this mission, Tractor Supply is committed to growing our business by being the most dependable supplier of relevant products and services, creating customer loyalty through personalized experiences and providing convenience that our customers expect **anytime, anywhere, anyway**.

OUR Strategic GOALS

Driving Profitable Growth

- Comparable Store Sales Increase
- Tractor Supply Store Growth
- Petsense Store Growth
- Online Growth

Building Customer-Centric Engagement

- Personalization
- Relationship Marketing
- Supporting the Lifestyle through Community Events & Sponsorships, such as FFA & 4-H

Offering Relevant Products and Services

- Product Assortment
- In-Store Experience
- Services that Fit Our Customers' Lifestyle

Enhancing our Core & Foundational Capabilities

- Leverage Analytics
- Online Enhancements
- Supply Chain Efficiencies & Infrastructure

WE ARE GUIDED by our FOUNDATIONAL strengths

Team Member Engagement

Empower our team members by developing their skills and leadership while leveraging technology

Operational Efficiency

Support business capabilities through margin improvement and efficiency

5401 Virginia Way
Brentwood, Tennessee 37027
TractorSupply.com

To Our Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2018 Annual Meeting of Shareholders of Tractor Supply Company.  The meeting will be held on Thursday, May 10, 2018, at the Company’s Store Support Center in Brentwood, Tennessee.  The meeting will start at 10:00 a.m. (central time).

The following pages contain the formal Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the specific business to be considered and voted upon at the Annual Meeting.  The meeting will include a report on Tractor Supply Company's activities for the fiscal year ended December 30, 2017, and there will be an opportunity for comments and questions from shareholders. Whether or not you plan to attend the meeting, it is important that you be represented and that your shares are voted.  After reviewing the Proxy Statement, I ask you to vote as described in the Proxy Statement as soon as possible.

I look forward to seeing you at the Annual Meeting.

Sincerely,
Gregory A. Sandfort
Chief Executive Officer and Director
March 26, 2018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 10, 2018	Store Support Center
10:00 a.m. CDT	5401 Virginia Way
Brentwood, Tennessee 37027

The purpose of the annual meeting is to consider and take action on the following:

1.	To elect directors to serve a one-year term ending at the 2019 Annual Meeting of Shareholders;
2.	To ratify the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018;
3.	To act upon a proposal for a non-binding, advisory vote by the shareholders to approve the compensation of the named executive officers of the Company (“Say on Pay”);
4.	To approve the 2018 Omnibus Incentive Plan, which is attached as Exhibit A to the Proxy Statement and which has been adopted by the Board of Directors subject to the approval of the shareholders; and
5.	To transact any other business as may be properly introduced at the 2018 Annual Meeting of Shareholders.

These matters are more fully described in the Proxy Statement accompanying this notice.

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our shareholders on the Internet.  We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. This Proxy Statement and our fiscal 2017 Annual Report to Shareholders are available on our web site at TractorSupply.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.envisionreports.com/TSCO, which does not have “cookies” that identify visitors to the site.

As shareholders of Tractor Supply Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented.

By Order of the Board of Directors,

Benjamin F. Parrish, Jr.
Executive Vice President - General Counsel and Corporate Secretary
Brentwood, Tennessee
March 26, 2018

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY TOLL-FREE TELEPHONE CALL, VIA THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING A PROXY CARD.

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Annual Meeting of Shareholders
To be Held May 10, 2018

Our Board of Directors has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2018 Annual Meeting of Shareholders (the “Meeting”), or at any adjournment thereof. The Meeting will be held at our Store Support Center, located at 5401 Virginia Way, Brentwood, TN 37027, on Thursday, May 10, 2018 at 10:00 a.m. central time.

We mailed our Notice of Internet Availability of Proxy Materials (the “Notice”) to each shareholder entitled to vote at the Meeting on or about March 26, 2018.

General Information About the Meeting and Voting

Who may vote at the Meeting?
The Board of Directors has set March 12, 2018 as the record date for the Meeting. If you were the owner of Tractor Supply Company common stock, par value $.008 per share (“Common Stock”), at the close of business on March 12, 2018, you may vote at the Meeting. You are entitled to one vote for each share of Common Stock you held on the record date.

A list of shareholders entitled to vote at the Meeting will be open to examination by any shareholder for any purpose germane to the Meeting during normal business hours for a period of ten days before the Meeting at our Store Support Center, and at the time and place of the Meeting.

How many shares must be present to hold the Meeting?
A majority of our shares of Common Stock outstanding as of the record date must be present at the Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 123,876,797 shares of our Common Stock outstanding. Your shares are counted as present at the Meeting if you are present and vote in person at the Meeting or properly submit your proxy prior to the Meeting.

Why am I being asked to review materials on-line?
Under rules adopted by the SEC, we are now furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

What am I voting on?
You will be voting on the following:

•	The election of directors to serve a one-year term ending at the 2019 Annual Meeting of Shareholders;

•	The ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm;

•	The approval of the compensation of the named executive officers of the Company (“Say on Pay”);

•	The approval of the 2018 Omnibus Incentive Plan; and

•	Any other matters properly introduced at the Meeting.

We are not currently aware of any other business to be acted upon at the Meeting. If any other matters are properly submitted for consideration at the Meeting, including any proposal to adjourn the Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the votes present in person or by proxy at the Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Meeting.

How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:

•	“FOR” the election of the director nominees named in this Proxy Statement;

•	“FOR” the ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm;

•	“FOR” the approval of the compensation of the named executive officers of the Company; and

•	“FOR” the approval of the 2018 Omnibus Incentive Plan.

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How do I vote before the Meeting?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a shareholder of record with respect to those shares and the Notice has been sent directly to you by Computershare.  Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide not to attend the Meeting.

If, like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee, rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice is being forwarded to you. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide not to attend the Meeting.

If you hold your shares through the Company’s 401(k) Plan, you will receive printed proxy materials by mail.  You may vote in person at the Meeting or by completing and mailing the paper proxy card included with the mailed proxy materials, via the Internet or by phone.

We encourage you to register your vote via the Internet. If you attend the Meeting, you may also submit your vote in person and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the Meeting. To vote at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.

Unless you hold your shares through the Company’s 401(k) Plan or Employee Stock Purchase Plan (“ESPP”), you may vote via the Internet or by phone until 1:00 a.m. central time on May 10, 2018, otherwise Computershare must receive your paper proxy card before May 10, 2018.  If you hold your shares through the Company’s 401(k) Plan or ESPP, you may vote via the Internet or by phone until 1:00 a.m. central time, on May 8, 2018, otherwise Computershare must receive your paper proxy card before May 8, 2018.

May I vote at the Meeting?
If you are a registered shareholder as of the record date, you may vote your shares at the Meeting if you attend in person.

You are entitled to attend the Meeting only if you are a shareholder as of the close of business on March 12, 2018, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Meeting, you must present proof of ownership of Tractor Supply Common Stock on the record date. This can be any of the following:

•	A brokerage statement or letter from a bank or broker indicating ownership on March 12, 2018;

•	The Notice of Internet Availability of Proxy Materials;

•	A printout of the proxy distribution email (if you received your materials electronically);

•	A proxy card;

•	A voting instruction form; or

•	A legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a shareholder must present the properly executed proxy card and a copy of the proof of ownership. Shareholders and proxy holders must also present a form of photo identification such as a driver's license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

What vote is required to pass an item of business?
The holders of the majority of the outstanding shares of Common Stock must be present in person or represented by proxy for a quorum to be present at the Meeting.

A nominee will be elected to the Board of Directors at the Meeting if he or she receives the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the Meeting. Pursuant to the Company’s Director Resignation Policy, each director nominee has submitted a conditional resignation to the Company which will be effective upon the director’s failure to receive the required majority vote at the Meeting. See “Director Resignation Policy” under “Item 1–Election of Directors” for more information about this policy.

The ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm, the approval of the executive compensation of our named executive officers and the adoption of the 2018 Omnibus Incentive Plan will each be approved if it receives the affirmative vote of a majority of the votes present, either in person or by proxy, at the Meeting.

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If you submit your proxy or attend the Meeting, but choose to abstain from voting on any proposal, you will be considered present at the Meeting and not voting in favor of the proposal.  Since the proposals to be voted on with respect to the election of directors, ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm, advisory vote on executive compensation and the approval of the 2018 Omnibus Incentive Plan pass only if each proposal receives a favorable vote from a majority of shares present at the Meeting, abstaining and not voting in favor of these proposals will have the same effect as if you had voted against the proposals.

Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares.  If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”  The election of directors, the approval of the compensation of the named executive officers and the approval of the 2018 Omnibus Incentive Plan are not routine matters, and a broker may not vote on these matters without receiving instructions.  The ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm is a routine matter, and brokers and nominees may vote on this matter without receiving instructions.

Unless you indicate otherwise, the persons named as your proxies will vote your shares (a) FOR all nominees for director, (b) FOR the ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm, (c) FOR the approval of the compensation of the named executive officers of the Company and (d) FOR the adoption of the 2018 Omnibus Incentive Plan.

Who counts the votes?
The Company has asked Computershare to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Meeting.

Can I revoke my proxy?
Yes.  You can revoke your proxy by:

•	Filing written notice of revocation with our Corporate Secretary before the Meeting;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Meeting.

Where can I find voting results of the Meeting?
We will publish final detailed voting results in a Form 8-K filed with the SEC at www.sec.gov within four business days following the Meeting.

Who will bear the cost for soliciting votes at the Meeting?
We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and employees.

Whom should I call with other questions?
If you have additional questions about this Proxy Statement or the Meeting, please contact:  Tractor Supply Company, 5401 Virginia Way, Brentwood, Tennessee 37027, Attention: Investor Relations Dept., Telephone: (615) 440-4000.

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Item 1 – Election of Directors

Our Board nominees bring a variety of unique skills, qualifications, backgrounds and experiences that contribute to a well-balanced Board that we believe is uniquely positioned to effectively guide our strategy and oversee our operations in the rapidly-changing retail industry.

At Tractor Supply, we believe that an effective Board should be made up of individuals who collectively provide an appropriate balance of leadership and strategic skills, diverse perspectives and professional experiences which are relevant to our business and strategic goals. The Board, upon recommendation of its Corporate Governance and Nominating Committee (“CGNC”), selects potential candidates on the basis of their broad experience, outstanding achievement in their professional careers, wisdom, integrity, alignment with our values, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance. In addition, the Board takes into account their willingness to devote adequate time to Board duties and such other experience, attributes and skills that the Board deems essential for directors.

The Board also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skill sets. The Board and the CGNC believe that it is important that directors represent diverse viewpoints and individual perspectives. In considering candidates, the Board considers the entirety of each candidate’s credentials in the context of these standards.

The Board also considers whether a potential candidate satisfies the independence and other requirements for service on the Board and its committees, as required by the listing standards of the Nasdaq Global Select Market and the Securities and Exchange Commission (“SEC”).

Director Experience, Skills and Background

Tractor Supply is committed to growing our business by being the most dependable supplier of relevant products and services, creating customer loyalty through personalized experiences and providing convenience that our customers expect anytime, anywhere and anyway. In selecting nominees for our Board, the CGNC evaluates the current composition of the Board and its committees and determines the most relevant skills and experience to provide effective oversight, support the needs of our business and implement our ONETractor strategy.

We generally seek director candidates with experience, skills or background in one or more of the following areas:

LEADERSHIP

CEO / President Experience
We strive to maintain a Board with a wide range of leadership experience including service as a current or former CEO or President.

Public Company Directorship
We seek directors who hold either current or previous directorship positions with public companies.

STRATEGY

Retail
We seek directors who possess an understanding of operational and strategic issues facing large retail companies.

Technology / E-Commerce
We seek directors who can provide guidance based on their experiences with e-commerce and digital technologies to integrate the customer experience in-store and online.

Marketing / Brand Management
We seek directors with relevant experience in consumer marketing or brand management and an understanding of shifting customer dynamics and consumer preferences.

HR / Compensation
We seek directors with relevant experience in human resources or executive compensation who can provide guidance and oversight of our compensation program.

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GOVERNANCE

Accounting/ Finance
We seek directors who have experience with finance and financial reporting processes due to the importance our company places on accurate financial reporting, controls and compliance.

Regulatory/ Legal
Our business requires compliance with a variety of regulatory requirements across a number of jurisdictions. We seek directors who have legal and risk management expertise.

Corporate Governance
We seek directors who have experience with corporate governance and managing board strategies and practices that align with our strategic values.

DIVERSITY

Board Diversity
Diversity and inclusion are values ingrained in our culture and essential to our business. We believe that a board comprised of directors with diverse backgrounds, unique skill sets and experiences, and individual perspectives improves the discussions and decision-making process which contributes to overall Board effectiveness.

The chart below identifies the balance of skills and qualifications each director nominee brings to the Board. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide effective oversight and strategic advice to our management.

Our directors are elected at each annual meeting and hold office until the next annual meeting or the election of their respective successors.  All nominees are presently directors of the Company with the exception of Denise L. Jackson, who is presently standing for initial election to the Board.  The Board has the authority under our Bylaws to fill vacancies and to increase or decrease its size between annual meetings. All directors were elected by the Company's shareholders at the 2017 Annual Meeting, with the exception of Thomas A. Kingsbury, who was appointed to the Board in November 2017 and Denise L. Jackson, who is standing for initial election.

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Nominees for Directors

The Board, upon recommendation of its CGNC, has nominated each of the directors named below for election at this Meeting.  Such individuals were selected based on their broad experience, wisdom, integrity, alignment with our values, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance, and their willingness to devote adequate time to Board duties.  The experience, qualifications, attributes and skills that led the CGNC to conclude that each person should be nominated to serve as a director are discussed in more detail below. The nominees included below are each standing for election for the nine (9) positions on our Board. Each of the nominees are standing for re-election, with the exception of Mr. Kingsbury, who was appointed to the Board in November 2017 and Ms. Jackson, who is a new addition to our Board.

The following sets forth certain information concerning the director nominees for the Board of Directors of the Company:

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On April 3, 2017, Mr. Weikel, a member of the Board of Directors of the Gymboree Corporation, was appointed by the Board of Directors of Gymboree to serve as interim Chief Executive Officer for an initial two-month period while the company conducted a search for a permanent Chief Executive Officer.  Mr. Weikel was chosen based on his financial expertise, retail experience and knowledge of Gymboree.  A permanent Chief Executive Officer of Gymboree was hired on May 22, 2017 to succeed Mr. Weikel, and on June 11, 2017, Gymboree filed its bankruptcy petition under Chapter 11.

If a nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person designated by the Board upon the recommendation of the CGNC.

Director Resignation Policy

The Company has adopted a director resignation policy which provides that each director shall submit a conditional offer of resignation effective if, in an uncontested election, a director fails to receive a majority of shares voting in the election of directors.  The CGNC, or in certain circumstances the Board or a special committee thereof, will consider the resignation and will recommend to the Board whether to accept or reject the tendered resignation, considering factors deemed relevant by the CGNC including the reasons why shareholders withheld votes for election of the director, the qualifications of the director and his or her contributions to the Company.  The Board will then consider the CGNC’s recommendation and all factors it deems relevant and make a decision whether to accept or reject such resignation effective within 60 days following receipt of the CGNC’s recommendation.  The Company will disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC within 90 days following certification of the shareholder vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

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Compensation of Directors

The Compensation Committee has the responsibility to review compensation for the Company’s directors periodically and recommend changes, as appropriate, to the full Board of Directors.  For the 2017-2018 term, the Board approved the following cash fees for non-employee directors.

Independent Chairman (1)	$162,500
Board Retainer	80,000
Audit Committee Chair (2)	20,000
Audit Committee Member	15,000
Compensation Committee Chair (2)	15,000
Compensation Committee Member	10,000
Corporate Governance and Nominating Committee Chair (2)	10,000
Corporate Governance and Nominating Committee Member	10,000

(1)	The Independent Chairman is entitled to a flat retainer and does not receive additional board or committee retainer fees.

(2)	Committee Chair positions are entitled to both the Committee Chair retainer fee and the Committee Member retainer fee.

In addition, the Company reimbursed all directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.  Each of the directors participates in the Company’s stock incentive plan under which non-qualified stock options or restricted stock units (“RSUs”) have historically been granted to each non-employee director annually upon election or re-election.  In 2017, grants of RSUs valued on the date of grant at approximately $125,000 were made to non-employee directors and $175,000 to the independent chairman. No stock options were granted.  All options and RSU awards granted to non-employee directors are made at the commencement of the new director term and vest on the one-year anniversary of the grant date.  Except to the extent necessary to comply with our director stock ownership guidelines, there are no holding period requirements after the options are exercised or RSUs are issued. See “Corporate Governance - Director Stock Ownership Guidelines” for more information about this requirement. Receipt of RSUs can be irrevocably deferred until the end of such director's service on the Board or such other date as the director elects.

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The following table provides compensation information for the fiscal year ended December 30, 2017, for each individual who served as a member of our Board of Directors during such period other than Mr. Sandfort, whose compensation is reflected in the “2017 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards (2)	All Other Compensation	Total
Johnston C. Adams (3)	$103,222	$124,970	$—	$—	$228,192
Peter D. Bewley	$108,222	$124,970	$—	$—	$233,192
Keith R. Halbert (4)	$35,714	$—	$—	$—	$35,714
Cynthia T. Jamison	$158,056	$174,946	$—	$—	$333,002
Thomas A. Kingsbury (5)	$15,865	$—	$—	$—	$15,865
Ramkumar Krishnan	$99,694	$124,970	$—	$—	$224,664
George MacKenzie	$123,222	$124,970	$—	$—	$248,192
Edna K. Morris	$113,222	$124,970	$—	$—	$238,192
Mark J. Weikel	$103,222	$124,970	$—	$—	$228,192

(1)
Each of our directors received an annual award of RSUs.  This column reflects the aggregate grant date fair value of those RSU awards.  Such awards vest on the one-year anniversary of the grant date, with the related expense recognized ratably.

(2)
Prior to fiscal 2009, directors were granted option awards.  The aggregate number of underlying shares for stock awards and option awards outstanding at fiscal year-end for each director was as follows:

Name	Number of Vested Deferred RSU Awards	Number of Unvested RSU Awards	Number of Vested Option Awards
Johnston C. Adams (3)	11,763	2,158	—
Peter D. Bewley	8,279	2,158	—
Keith R. Halbert (4)	—	—	—
Cynthia T. Jamison	10,124	3,021	—
Thomas A. Kingsbury (5)	—	—	—
Ramkumar Krishnan	—	2,158	—
George MacKenzie	3,756	2,158	—
Edna K. Morris	4,996	2,158	8,000
Mark J. Weikel	—	2,158	—

(3)	Mr. Adams is not standing for re-election; as a result, his term on the Board will end on May 10, 2018.

(4)	Mr. Halbert did not stand for re-election in 2017; as a result, his term on the Board ended on May 9, 2017.

(5)	Mr. Kingsbury was appointed to the Board in November 2017.

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Board Meetings and Committees

The Board held four regular quarterly meetings and two telephonic meetings during 2017. During fiscal 2017, each incumbent director attended at least 75% of the aggregate of (i) the total number of Board meetings (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all Board committees on which he or she served (during the period that he or she served).

Standing Committees of the Board
Committee	Members	Functions and Additional Information	Number of Meetings During Fiscal 2017
Audit	George MacKenzie * Johnston C. Adams Thomas A. Kingsbury Ramkumar Krishnan Mark J. Weikel	· Oversees financial reporting, policies, procedures and internal controls of the Company · Appoints the independent registered public accounting firm · Evaluates the general scope of the annual audit and approves all fees paid to the independent registered public accounting firm · Oversees and directs the scope of internal audit activities · Reviews the annual operating plan, capital budget and the five-year strategic plan · Reviews capital structure and strategies and credit facilities	11
Compensation	Edna K. Morris * Peter D. Bewley George MacKenzie Mark J. Weikel	· Reviews and approves compensation of directors and executive officers · Reviews and approves grants of equity-based awards to officers pursuant to stock incentive plans · Reviews salary and benefit issues · Reviews the Compensation Discussion and Analysis and compensation-related disclosures · Oversees and approves the succession planning process for executives	6
Corporate Governance and Nominating	Peter D. Bewley * Johnston C. Adams Thomas A. Kingsbury Ramkumar Krishnan Edna K. Morris	· Develops, sets and maintains corporate governance standards · Reviews and recommends committee chairpersons and members · Evaluates the effectiveness of the Board process and committee activities · Makes recommendations for nominees for director · Evaluates qualifications and recommends to the Board new candidates for director positions.	4
*      Committee chairperson

The Board has determined that each member of the Company’s Audit Committee, Compensation Committee and CGNC is an independent director within the meaning of the listing standards of the Nasdaq Global Select Market.  In addition, the Board has determined that Mr. MacKenzie, the chair of the Audit Committee, and Mr. Weikel are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of the Nasdaq Global Select Market.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Responsibilities of the Compensation Committee

The Compensation Committee has been given the responsibility to assist the Board of Directors in the discharge of its fiduciary duties with respect to the compensation of the executives of the Company, including the executive officers named in the 2017 Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”), as well as oversight of succession planning.  The Compensation Committee is also responsible for overseeing all of the Company’s equity-based plans and its retirement and other benefit plans.  It periodically reviews and approves compensation and equity-based plans and makes its recommendations to the Board with respect to these areas.

The Compensation Committee’s members are each (i) independent as defined under the listing standards of the Nasdaq Global Select Market, (ii) a non-employee director for purposes of Section 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code.

As part of the duties set forth in its charter, the Compensation Committee, among other things, establishes compensation systems that support the Company’s business strategy. The Compensation Committee periodically reviews the Company’s philosophy regarding executive compensation and annually reviews market data to assess the Company’s competitive position with respect to the elements of the Company’s compensation.  The Compensation Committee reports to the Board of Directors on its activities.

To assist the Compensation Committee in establishing compensation for the Company’s executive management for 2017, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as an independent third-party consultant.  The Compensation Committee

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determined the scope of Pearl Meyer's assignment and worked directly with Pearl Meyer.  Pearl Meyer also worked with management on a limited basis under the Committee’s direction.   Pearl Meyer did not recommend any compensation programs or payment amounts, rather was engaged to provide data and analysis with respect to compensation paid by the Company and the companies in its peer group as discussed in “Compensation Discussion and Analysis.”  Pearl Meyer did not provide any services other than these executive compensation services for the Company in fiscal 2017.

The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers. The Committee reviews the performance and compensation of the Chief Executive Officer and, with input from other advisors, if appropriate, establishes his compensation level, including equity-based awards.  For the remaining Named Executive Officers, the Senior Vice President - Human Resources, who serves as the management liaison to the Compensation Committee, consults with the Chief Executive Officer and, using the data provided by the consultant, makes recommendations to the Committee as to each individual’s base compensation and equity–based awards.

The Compensation Committee also periodically reviews director compensation.  All decisions with respect to executive and director compensation are approved by the Compensation Committee and reported to, or approved by, the full Board.

The agenda for meetings of the Compensation Committee is determined by its Chairperson with input from the Company’s General Counsel and Senior Vice President - Human Resources.  Compensation Committee meetings are regularly attended by the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Senior Vice President - Human Resources, but the Committee also meets in executive session at each meeting.  Pearl Meyer and the Company’s human resources department support the Compensation Committee in its duties, and certain officers, including the Chief Executive Officer, Chief Financial Officer, General Counsel and Senior Vice President - Human Resources, may be delegated authority to fulfill certain administrative duties regarding compensation programs.

Corporate Governance
General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders.  During the past year, we have continued to review our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies.  We also consider the rules of the SEC and the listing standards of the Nasdaq Global Select Market.

Our Board of Directors has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors.  Our Board also conducts an annual review of its charters for the Company’s Audit Committee, Compensation Committee and CGNC. You may access our Corporate Governance Guidelines and current committee charters in the “Corporate Governance” section of our website at TractorSupply.com.

Director Independence and Board Operations

Our Corporate Governance Guidelines require that a majority of our Board consists of independent directors within the meaning of the listing standards of the Nasdaq Global Select Market.  The Board has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the Nasdaq Global Select Market:

Johnston C. Adams	Denise L. Jackson	George MacKenzie
Peter D. Bewley	Thomas A. Kingsbury	Edna K. Morris
Cynthia T. Jamison	Ramkumar Krishnan	Mark J. Weikel

Effective January 1, 2014, Cynthia T. Jamison became the Chairman of the Board. Prior to this appointment, Ms. Jamison had served as the Board's Lead Independent Director since 2010, and she has served on the Company's Board since 2002. The Board determined it was in the best interest of the Company to appoint Ms. Jamison, an independent director, as Chairman due to her financial and senior leadership experience, her governance experience and her financial expertise.
Our Chairman, in consultation with the Chief Executive Officer and each of the committee chairpersons, proposes the agenda for the Board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chief Executive Officer and other members of executive management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Executive sessions for independent directors are scheduled at each regularly scheduled Board meeting.

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Directors have regular access to executive management. They may also seek independent, outside advice. The Board has established three standing committees so that certain areas can be addressed in more depth than might be possible at a full Board meeting. Committee assignments are reassessed annually.

Board, Committee and Individual Director Assessment Process

The CGNC has the responsibility for administering an annual performance review process for the Board of Directors. The CGNC has established a rigorous and thorough annual assessment process that includes the completion of written assessments and one-on-one interviews of all directors by the Chairman of the Board. All directors complete a written assessment of the performance of the full Board of Directors and its committees, as well as a self/peer assessment in which directors are assessed individually. The directors also complete written assessments of the performance of the Chairman of the Board and the Chief Executive Officer. In 2017, senior management also completed a written assessment of the Board. To encourage directors and senior management to be candid in their assessments, results are aggregated so that assessments and comments are not attributed to individuals. Each director receives a personalized assessment report that shows his or her individual performance compared with his or her peers as well as the full Board assessment results. The Chairman of the Board also reviews the assessment results with the full Board of Directors and meets individually with the Chief Executive Officer to review his performance. In addition, each committee conducts a self-assessment on an annual basis by having committee members complete a written assessment of the committee’s performance. The chair of each committee shares the results of this process with committee members.

Director Candidates

The CGNC, which is comprised solely of independent directors, considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.  The CGNC may also utilize director search firms to identify potential director candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with whatever supporting material the shareholder considers appropriate pursuant to the provisions of our Bylaws relating to shareholder proposals as described in “Shareholder Nominations of Candidates for Board Membership,” below.

Once the CGNC has identified a prospective nominee, an initial determination is made as to whether to conduct a full evaluation of the candidate.  This initial determination is based on whatever information is provided to the CGNC with the recommendation of the prospective candidate, as well as the CGNC’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.  The CGNC then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including:

•	Personal characteristics:
-      highest personal and professional ethics, integrity and values that align with our Company;
-      an inquiring and independent mind; and
-      practical wisdom and mature judgment.

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

•	Broad training and experience at the policy-making level in business, government or education.

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

•	Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations.

•	Willingness to represent the best interests of all shareholders and objectively appraise management performance.

•	Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its shareholders.

The CGNC also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Board and the CGNC believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the CGNC considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The CGNC also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees.  In connection with this evaluation, the CGNC determines whether to interview the prospective nominee, and if warranted, one or more members of the CGNC, and others as appropriate, interview prospective nominees in person or by telephone.

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After completing this evaluation and interview, the CGNC makes a recommendation to the full Board regarding the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the CGNC.

Risk Management

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls and cybersecurity, and discusses with management, the internal auditors, and the independent registered public accounting firm, the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements, and the Company's Code of Ethics.  The Compensation Committee also assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Communications with Members of the Board

Shareholders interested in communicating directly with members of our Board may do so by writing to our Corporate Secretary, c/o Tractor Supply Company, 5401 Virginia Way, Brentwood, Tennessee 37027, or by emailing board@tractorsupply.com.  As set forth in our Corporate Governance Guidelines, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Member Attendance at Annual Meeting

We strongly encourage each member of the Board to attend each Annual Meeting of Shareholders. All of our then current directors attended the 2017 Annual Meeting.

Director Stock Ownership Guidelines

Each non-employee member of the Board is expected to acquire, within a five-year period, and continue to hold, shares of the Company’s Common Stock having an aggregate market value which equals or exceeds a factor of 5x the director’s annual cash retainer.  Once the target beneficial ownership level is achieved by a director, that director will not be required to acquire any additional shares in the event the stock price decreases, provided the underlying number of shares remain held by the director.

The Compensation Committee evaluates compliance with this policy annually.  The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy.  Factors which may be considered include, but are not limited to, non-compliance due to limitations on ability to purchase resulting from blackout periods and the personal financial resources of the director. All of the Company’s directors were in compliance with the policy as of March 12, 2018.

Director Retirement Policy

The CGNC reviews each director's continuation on the Board as his or her term approaches expiration in making its recommendation to the Board concerning his or her nomination for re-election as a director. Pursuant to the Company’s director retirement policy, a director may not stand for re-election after his or her 72nd birthday.

Compensation Committee Interlocks and Insider Participation

Ms. Morris, Mr. Bewley, Mr. MacKenzie and Mr. Weikel served on the Compensation Committee of the Board during 2017. There are no, and during 2017 there were no, interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or employees serve on the Compensation Committee during 2017.

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Political Contributions

The Board of Directors has adopted a policy prohibiting the use of corporate resources to make contributions to political candidates, political parties or political committees.  However, the Company believes that involvement in the political affairs of its communities is important and encourages its employees to participate.

Proxy Access

On February 9, 2017, the Board amended the Company’s bylaws to adopt proxy access provisions. These provisions permit a shareholder, or a group of up to twenty shareholders, owning continuously for at least three years at least three percent of the Company’s outstanding Common Stock, to nominate and include in the Company’s proxy materials director nominees constituting the greater of two individuals or 20% of the Board, provided that the shareholder(s) and nominee(s) meet the requirements specified in our bylaws.

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Item 2 - Ratification of Re-Appointment of Independent Registered Public Accounting Firm

General Information

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for fiscal 2018 and audit internal controls at December 29, 2018.  Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2001 and served as such for fiscal 2017.  At the Meeting, the shareholders are being asked to ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018.

Shareholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by the Bylaws or otherwise; however, the Board of Directors is submitting the re-appointment of Ernst & Young LLP to the shareholders for ratification.  If the shareholders fail to ratify the Audit Committee’s re-appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP as the Company’s independent registered public accounting firm.  In addition, even if the shareholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

Representatives of Ernst & Young LLP are expected to attend the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

Fees Paid to Independent Registered Public Accounting Firm

Fees billed by the Company’s independent registered public accounting firm for the last two fiscal years, were as follows:

	2017	2016
Audit fees	$1,126,125	$1,168,827
Audit related fees	—	—
Tax fees (1)	475,025	527,883
All other fees (2)	1,995	178,985

(1)	Amounts reflect fees incurred for research, filing and other tax services.

(2)	Amounts include permissible project advisory fees and license fees for online research tools.

All services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm.  These policies provide that we will not engage our independent registered public accounting firm to render any services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided by our independent registered public accounting firm during the next 12 months.  Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm.  In certain limited situations, the chairperson of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairperson’s judgment it is considered appropriate, to call a special meeting of the Audit Committee for that purpose.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO RATIFY THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 29, 2018.

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Report of the Audit Committee

The Company’s Audit Committee consists of five directors.  The Board has adopted a charter that governs the Audit Committee.  The Audit Committee charter can be found on the Company’s website at TractorSupply.com.  The members of the Audit Committee are George MacKenzie (Chairperson), Johnston C. Adams, Thomas A. Kingsbury, Ramkumar Krishnan and Mark J. Weikel and each is “independent” as defined by the listing standards of the Nasdaq Global Select Market and applicable SEC regulations.  In addition, the Board has determined that Mr. MacKenzie and Mr. Weikel are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of the Nasdaq Global Select Market.

Company management is primarily responsible for the Company’s financial statements and financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting.   Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2017, is responsible for planning and carrying out annual audits and quarterly reviews of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States), expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, and auditing and reporting on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee monitors and oversees these processes and is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.  The Company also has an internal audit department that is actively involved in examining and evaluating internal controls and the effectiveness of the Company’s budgeting, financial, operational and information systems activities and reports functionally to the Chair of the Audit Committee and administratively to the Chief Financial Officer.

To fulfill our responsibilities, we did the following:

•
We reviewed and discussed with Company management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended December 30, 2017, and all interim quarters in fiscal 2017.

•	We discussed with our in-house counsel legal matters having an impact on financial statements.

•	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with United States generally accepted accounting principles.

•
We met periodically with the Company’s Vice President of Internal Audit, with and without management present, to discuss the results of Internal Audit’s examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

•	We reviewed and discussed with Company management the Company’s risk assessment process, policies and procedures.

•
We discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States).

•
We received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and we have discussed with our independent registered public accounting firm its independence from the Company and its management.

•	We considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company and its management.

•	We reviewed and discussed with Company management the annual operating plan and capital budget and the five-year strategic plan.

•	We monitored and discussed with Company management the Company’s cash position, capital structure and strategies, and credit facilities.

The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, management’s progress in assessing the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.

Based on the discussions we had with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures and letter to us, the representations of management to us, the report of the independent registered public accounting firm and our review of the Company’s audited consolidated financial statements for fiscal 2017, we recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 for filing with the SEC.

The Audit Committee submits this report:

George MacKenzie, Chairperson	Johnston C. Adams	Thomas A. Kingsbury
Ramkumar Krishnan	Mark J. Weikel

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Item 3 - Non-Binding, Advisory Vote on Approval of Executive Compensation

Background of the Proposal

As required by Section 14A of the Exchange Act, the Company is holding a separate non-binding, advisory shareholder vote to approve the compensation of executive officers as described in the “Compensation Discussion and Analysis,” the executive compensation tables and any related information in the Company’s Proxy Statement (commonly known as a “Say on Pay” proposal).

Executive Compensation

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. Our Board also believes that our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation programs that are based on the Company’s financial performance. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, without unreasonable risk taking.

The “Compensation Discussion and Analysis” section includes additional details about our executive compensation programs.  In light of this discussion, the Company believes that its compensation of the Named Executive Officers for fiscal 2017 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its shareholders.  The Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the shareholders of Tractor Supply Company approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Tractor Supply Company.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

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Item 4 - Approval of the 2018 Omnibus Incentive Plan

The Board of Directors has adopted the 2018 Omnibus Incentive Plan (the “2018 Plan”), subject to approval by the stockholders, and recommends it for stockholder approval at the Annual Meeting. The Board of Directors believes it to be in the best interest of the Company to adopt the 2018 Plan to attract and retain key officers, employees, directors and consultants and promote the Company’s long-term growth and profitability by providing those officers, employees, directors and consultants of the Company with incentives to improve stockholder value. The 2018 Plan is intended to replace our 2009 Stock Incentive Plan (the “2009 Plan”), and, if approved by our stockholders, no further awards will be made under the 2009 Plan.

The primary purpose of the 2018 Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its affiliates, (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking the compensation of those individuals to the long-term interests of the Company and its stockholders.

As was the case with the 2009 Plan, we believe this authorization will enable us to implement our long-term equity incentive program for approximately the next six to eight years. We believe six to eight years is an appropriate cycle that will allow us to periodically review our equity compensation programs and respond to periodic evolutions in compensation and governance best practices and trends. As of March 12, 2018, we had an aggregate of 5,484,776 options outstanding under our plans, with a weighted average exercise price of $68.72 and a weighted average term to expiration of 7.1 years. We also had an aggregate of 502,180 restricted stock units and performance-based restricted stock units outstanding under our plans.

We believe that our equity programs and our emphasis on employee stock ownership have been integral to our success in the past and are important to our ability to achieve our corporate performance goals in the years ahead. We believe that the ability to attract, retain and motivate talented employees is critical to long-term Company performance and stockholder returns. We believe that the 2018 Plan will allow us the flexibility to implement our current long-term incentive philosophy in future years and will better align executive and stockholder interests. For these reasons, we consider approval of the 2018 Plan important to our future success and encourage you to vote FOR approval of the 2018 Plan.

2018 Plan Description

The following is a summary description of the principal features of the 2018 Plan. It does not purport to be complete and is qualified in its entirety by the full text of the 2018 Plan, which is attached hereto as Exhibit A.

Shares Available for Awards Under the 2018 Plan

Under the 2018 Plan, awards may be made in common stock of the Company. Subject to adjustment as provided by the terms of the 2018 Plan, the maximum number of shares of common stock with respect to which awards may be granted under the 2018 Plan is 12,591,274 (which includes 1,091,274 shares with respect to which awards under the 2009 Plan were authorized but not awarded). The maximum number of shares with respect to which awards may be granted under the 2018 Plan shall be increased by the number of shares with respect to which options or other awards were granted under the 2009 Plan or the 2006 Stock Incentive Plan (the “2006 Plan”) but which terminate, expire unexercised, or are settled for cash, forfeited, or canceled without the delivery of shares under the terms of the 2009 Plan after the effective date of the 2018 Plan.

Shares issued pursuant to awards other than SARs and stock options will count as shares available for issuance under the 2018 Plan as two shares for every one share issued in connection with the award. Shares issued pursuant to the exercise of options will count against the shares available for issuance under the 2018 Plan as one share to which such exercise relates. The total number of shares subject to SARs that are settled in shares shall be counted in full against the number of shares available for issuance under the 2018 Plan, regardless of the number of shares actually issued upon settlement of the SARs. If awards are settled in cash, the shares to which the cash settlement relates shall not be counted against the shares available for issuance under the 2018 Plan.

If shares covered by an award granted under the 2018 Plan, or to which such an award relates, are forfeited, otherwise terminate, expire unexercised or are canceled without the delivery of shares, then the shares covered by such award, or to which such award relates, shall again become shares with respect to which awards may be granted; provided that any one share issued pursuant to an award other than a SAR or stock option that is forfeited or terminated shall be credited as two shares when determining the number of shares that shall again become available for awards under the 2018 Plan if, upon grant, the shares underlying such forfeited or terminated awards were counted

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as two shares against the 2018 Plan reserve. Notwithstanding the foregoing, shares of common stock underlying an award under the 2018 Plan, 2009 Plan or 2006 Plan that are canceled, tendered or withheld in payment of all or part of the option price or exercise price of an award or in satisfaction of withholding tax obligations, shares of common stock that are reacquired with cash tendered in payment of the option price or exercise price of an award and shares subject to an SAR that are not issued in connection with a stock settlement of that SAR upon exercise, shall not be included in or added to the number of shares available for grant under the 2018 Plan. Shares of common stock issued under the 2018 Plan may be either newly issued shares or shares which have been reacquired by the Company. The total number of shares available for grant under the 2018 Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as performance awards. Shares issued by the Company as substitute awards granted solely in connection with the assumption of outstanding awards previously granted by a company acquired by the Company, or with which the Company combines ("Substitute Awards"), do not reduce the number of shares available for awards under the Plan.

With certain limitations, awards made under the 2018 Plan may be adjusted by the committee administering the 2018 Plan in its sole discretion. The initial committee will be the Compensation Committee of the Board of Directors.

Eligibility and Administration

Current and prospective officers and employees, and directors of, and consultants to, the Company and its affiliates are eligible to be granted awards under the 2018 Plan. As of March 12, 2018, approximately 400 individuals were eligible to participate in the 2018 Plan. The Committee will administer the 2018 Plan. The Committee shall be composed of at least two individuals or such number that satisfies the minimum requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and the member rules of any trading exchange (e.g., the New York Stock Exchange) or reporting system (e.g., the Nasdaq National Market System, the OTC Bulletin Board System) upon which the common stock is traded, whose members are not employees of the Company or any subsidiary or affiliate. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board of Directors. During any time the Board of Directors is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference in the 2018 Plan to the Committee shall include the Board of Directors. Subject to the terms of the 2018 Plan, the Committee is authorized to (i) designate participants, (ii) determine the type and number of awards to be granted, (iii) determine the number of shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with awards, (iv) determine the timing, terms and conditions of any award, (v) accelerate the time at which all or any part of an award may be settled or exercised, (vi) determine whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent, and under what circumstances cash, shares, other securities, other awards, other property, and other amounts payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the 2018 Plan and any instrument or agreement relating to, or award made under, the 2018 Plan; (ix) in certain circumstances, amend or modify the terms of any award at or after grant with the consent of the holder of the award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2018 Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2018 Plan, subject to the exclusive authority of the Board of Directors set forth in the 2018 Plan to amend or terminate the 2018 Plan.

Stock Options and Stock Appreciation Rights

The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Committee may specify the terms of such grants subject to the terms of the 2018 Plan. The Committee is also authorized to grant SARs, either with or without a related option. The exercise price per share subject to an option is determined by the Committee, but may not be less than the fair market value of a share of common stock on the date of the grant, except in the case of Substitute Awards. Notwithstanding the foregoing, except as otherwise permitted under the 2018 Plan, the Committee does not have the power to amend the terms of previously-granted stock options or SARs to reduce the exercise price thereof, cancel stock options or SARs in exchange for cash or a grant of substitute stock options or SARs with a lower exercise price than the canceled award (including a cash buyout of an underwater option) or any other awards, or take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the Nasdaq Global Select Market, in each case without the approval of stockholders.

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except that no option or SAR relating to an option may have a term exceeding ten years. Incentive stock options may not be granted more than ten years after the date that the 2018 Plan was approved by the Board of Directors. Incentive stock options that are granted to holders of more than 10% of the Company's voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

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A stock option or SAR may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted thereunder for the exercise thereof. Stock options and SARs shall be exercised by written notice of intent to exercise the stock option or SAR and, with respect to options, payment in full to the Company of the amount of the option price for the number of shares with respect to which the option is then being exercised.

Each option shall specify the form of consideration to be paid in satisfaction of the exercise price which may include cash or cash equivalents, shares of nonforfeitable, unrestricted common stock, other consideration that the Committee may deem appropriate or a combination thereof. Subject to applicable securities laws and Company policy, the Company may permit an option to be exercised by delivering a notice of exercise and simultaneously selling the shares thereby acquired, pursuant to a brokerage or similar agreement, using the proceeds of such sale as payment of the option price, and may permit the payment of the exercise price by withholding shares from the stock option based on the fair market value of the common stock. Until the participant has been issued the shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such shares. At the Committee's discretion, the amount payable as a result of the exercise of SARs may be settled in cash, shares or a combination of cash and shares.

Restricted Shares and Restricted Share Units (“RSUs”)

The Committee is authorized to grant restricted shares of common stock and RSUs. Restricted shares are shares of common stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the Committee in the award agreement. A participant granted restricted shares of common stock generally has most of the rights of a stockholder of the Company with respect to the restricted shares, including the right to receive dividends and the right to vote such shares, provided that any dividends shall be subject to the same restrictions, terms and conditions as the underlying award to which it relates. None of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

Each RSU has a value equal to the fair market value of a share of common stock. RSUs will be paid in cash, shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable award agreement. The Committee determines, in its sole discretion, the restrictions applicable to the RSUs. A participant who is awarded RSUs shall have no rights as a shareholder with respect to such RSUs until the restrictions set forth in the applicable award agreement lapse. Except as determined otherwise by the Committee, RSUs may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment of the Company for the restricted period and any other restrictive conditions relating to the RSUs are met.

Performance Awards

A performance award consists of a right that is denominated in cash or shares of common stock, valued in accordance with the achievement of certain performance goals during certain performance periods as established by the Committee, and payable at such time and in such form as the Committee shall determine. Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Committee. The Committee may waive any performance goals or other terms or conditions relating to a performance award. A participant's rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

Performance awards are subject to certain specific terms and conditions under the 2018 Plan. Performance goals will be limited to one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units, business segments or divisions: (a) earnings before interest, taxes, depreciation and/or amortization or other exclusions; (b) operating income or profit; (c) gross margins, (d) operating efficiencies; (e) return on equity, assets, capital, capital employed or investment; (f) after-tax operating income; (g) net income; (h) market capitalization, earnings or book value per share or economic value added; (i) cash flow(s); (j) total or net sales or revenues or sales or revenues per employee; (k) production (separate work units or SWUs); (l) stock price, total stockholder return or growth in total stockholder return (with or without dividend reinvestment); (m) dividends; (n) debt reduction or other improvements in capital structure which may be calculated net of cash balances or other offsets and adjustments as established by the Committee; (o) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, goals relating to market share, risk management or technological improvements; (p) goals related to customer or employee satisfaction; (q) enterprise value or other value creation targets; (r) other similar financial or operational metrics or goals; or (s) any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders' equity and/or shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in the 2018 Plan to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting

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principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization, acquisition, disposition and restructuring transactions, (v) any items that are “unusual in nature” or “infrequently occurring” within the meaning of generally accepted accounting principles or other extraordinary items that are included within management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year and (vi) any other event either not directly related to operations of the Company not within the reasonable control of the Company’s management.

Following the completion of each performance period, the Committee will certify whether the applicable performance targets have been achieved and the amounts, if any, payable to any participant for such performance period. In determining the amount earned by a participant for a given performance period, subject to any applicable award agreement, the Committee shall have the right to adjust the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

Other Stock-Based Awards

The Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee will determine the terms and conditions of such awards, consistent with the terms of the 2018 Plan.

Minimum Vesting Requirements

An award that is not a performance award shall have a minimum vesting period of one year from the date of grant and a performance award shall have a minimum performance period of one fiscal year. Notwithstanding the foregoing, the Committee may provide for earlier vesting (i) to the extent provided in an employee’s employment agreement that was effective prior to the effective date of 2018 Plan, (ii) upon termination of employment by reason of death, disability, change in control, retirement, involuntary termination without cause or voluntary termination for good reason, (iii) with respect to awards granted to non-employee directors who elect to receive such awards in exchange for cash compensation to which they would otherwise be or become entitled and (iv) awards to non-employee directors upon a termination of service due to a change in control, death or disability. In addition, five percent (5%) of the total number of shares available for issuance under the 2018 Plan may be granted without regard to any minimum vesting or performance period. For purposes of awards to non-employee directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders.

Non-Employee Director Awards

The Board of Directors may provide that all or a portion of a non-employee director's annual retainer and/or retainer fees or other awards or compensation as determined by the Board be payable in non-qualified stock options, restricted shares, RSUs and/or other stock-based awards, including unrestricted shares, either automatically or at the option of the non-employee directors. The Board of Directors will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director's service as a member of the Board. Non-employee directors are also eligible to receive other awards pursuant to the terms of the 2018 Plan, including options and SARs, restricted shares and RSUs, and other stock-based awards upon such terms as the Committee may determine; provided, however, that with respect to awards made to members of the Committee, the 2018 Plan will be administered by the Board of Directors. Notwithstanding the foregoing, the aggregate compensation paid or granted to a non-employee director for service as a director in any calendar year shall not exceed $600,000 calculated based on the grant date fair value of equity awards for financial reporting purposes and excluding the value of any dividends or dividend equivalents paid in accordance with the 2018 Plan on certain awards. The Board may make exceptions to the limit for individual non-employee directors in extraordinary circumstances, such as where a non-employee director serves on a special litigation or transactions committee, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Change in Control

Unless otherwise provided by the Committee, or in an award agreement or by a contractual agreement between the Company and a participant, if, within twelve months after the Company obtains actual knowledge that a change in control has occurred, a participant’s employment with or service to the Company is terminated for any reason other than by the Company for cause or by the participant without good reason, all outstanding awards of such participant shall vest, become immediately exercisable and payable and have all restrictions lifted.

Under the 2018 Plan, “change in control” means, unless otherwise provided in an award agreement, any of the following events: (i) any one person or more than one person acting as a group acquires ownership of the securities of the Company representing more than 35% of the total voting power of the Company’s then outstanding securities;     (ii) during any twelve (12) month period, the majority of the individuals on the incumbent board are replaced; (iii) consummation of a reorganization, merger or consolidation of the Company, in each

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case, unless, following such business combination, all or substantially all of the beneficial owners of outstanding voting securities of the Company immediately prior to such business combination beneficially own 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such business combination in substantially the same proportions as their ownership immediately prior to such business combination of the outstanding voting securities of the Company; or (iv)    a sale or other disposition of all or substantially all of the assets of the Company, or the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. No Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a change of control of the Company.

In the event of a change in control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may without the consent of any participant, either assume or continue the Company’s rights and obligations under each or any award or portion thereof outstanding immediately prior to the change in control or substitute for each or any such outstanding award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable; provided, that in the event of such an assumption, the Acquiror must grant the rights set forth in the paragraph above to the participant in respect of such assumed awards.

If, in the event of a change in control, the Acquiror does not either assume or continue the Company’s rights and obligations under each or any award or portion thereof outstanding immediately prior to the change in control or substitute for each or any such outstanding award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, the Committee may, in its discretion, provide in any award agreement or may take such actions as it deems appropriate to provide, for the acceleration of the exercisability, vesting and/or settlement in connection with such change in control of each or any outstanding award or portion thereof and shares acquired pursuant thereto upon such conditions (if any), including termination of the participant’s service prior to, upon, or following such change in control, to such extent as the Committee shall determine.

The Committee may, in its discretion at or after grant and without the consent of any participant, determine that, upon the occurrence of a change in control, each or any award or a portion thereof outstanding immediately prior to the change in control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share subject to such award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the change in control, or (iii) other property which, in any such case, shall be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share in the change in control, reduced by the exercise or purchase price per share, if any, under such award (which payment may be $0, in the event the per share exercise or purchase price of an award is greater than the per share consideration in connection with the change in control).

The Committee may, in its discretion at or after grant, provide that in the event of a change in control, (i) any outstanding performance awards relating to performance periods ending prior to the change in control which have been earned but not paid shall become immediately payable, (ii) all then-in-progress performance periods for performance awards that are outstanding shall end, and either (A) any or all participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such performance award, if at all, and (iii) the Company shall cause to be paid to each participant such partial or full performance awards, in cash, shares or other property as determined by the Committee, within thirty (30) days of such change in control, based on the change in control consideration, which amount may be zero if applicable. In the absence of such a determination, any performance awards relating to performance periods that will not have ended as of the date of a change in control shall be terminated and canceled for no further consideration.

Dividends and Dividend Equivalents

No dividend equivalent rights shall be granted with respect to stock options or SARs, but in the discretion of the Committee, any other award may provide the participant with dividends or dividend equivalents, payable in cash, shares or other securities or property, provided that in no event may dividends or dividend equivalents be paid out unless and until the awards to which they are associated are vested.

Termination of Employment

The Committee will determine the terms and conditions that apply to any award upon the termination of employment with the Company and affiliates, and provide such terms in the applicable award agreement or in its rules or regulations.

Amendment and Termination

The Board or the Committee may amend, alter, suspend, discontinue or terminate the 2018 Plan or any portion of the 2018 Plan at any time, except that stockholder approval must be obtained for any such action if such approval is necessary to comply with the requirements of any

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tax or regulatory requirement for which or with which the Board deems necessary or desirable to comply. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. Except in connection with recapitalization events as described in Section 4.2 of the Plan, the Committee does not have the power, however, to amend the terms of previously granted options to reduce the exercise price per share subject to such option or to cancel such options and grant substitute options with a lower exercise price per share than the canceled options. The Committee also may not materially and adversely affect the rights of any award holder without the award holder's consent.

Recoupment of Awards

Any award granted under the 2018 Plan shall be subject to mandatory repayment by the participant to the Company to the extent set forth in any award agreement, or to the extent that a participant is or becomes subject to any “clawback” or recoupment policy of the Company to comply with the requirements of any applicable laws, rules or regulations or any laws which impose mandatory recoupment.

Other Terms of Awards

The Company may take action, including the withholding of amounts from any award made under the 2018 Plan, to satisfy withholding and other tax obligations. The Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award. Awards granted under the 2018 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution.

Certain Federal Income Tax Consequences

The following is a brief description of the Federal income tax consequences generally arising with respect to awards under the 2018 Plan.

Tax consequences to the Company and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, a reload option, an SAR, a RSU or a restricted share award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of common stock acquired on the date of exercise. Any ordinary income of the participant recognized in connection with the exercise of a nonqualified option will be subject to tax withholding by the Company.

If a participant sells shares of common stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of common stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of common stock), and (ii) the exercise price. Otherwise, a participant's disposition of shares of common stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares of common stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to disposition of the shares.

Similarly, the exercise of an SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise. Any ordinary income of the participant will be subject to tax withholding by the Company. The Company will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to an SAR. Any additional gain or loss recognized upon the later disposition of the shares will be capital gain or loss, which may be long- or short-term capital gain or loss depending on the holding period. The Company generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to a SAR.

The award of restricted shares will not result in taxable income to the participant, and the Company will not be entitled to take a deduction, at the time of grant unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is not made, upon the lapse of the restrictions upon restricted shares, the participant will recognize ordinary income in the amount equal to the fair market value of the shares at the time the restricted shares vest (less any amount paid for the shares), and the Company will be entitled to a deduction for the same amount. Prior to the lapse of the restrictions on restricted shares, any dividends received on such shares

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will be treated as ordinary income to the participant. If an election under Section 83(b) of the Code is made within 30 days after receipt of restricted shares, the participant will recognize ordinary income in the year that the restricted shares are awarded in an amount equal to the fair market value of the shares on the date of such award determined as if the restricted shares were not subject to restrictions, and the Company will be entitled to a deduction for the same amount. If the election is made, the participant will not recognize income at the time that the restrictions actually lapse. Any dividends received after the election is made generally will constitute qualified dividend income. If the restricted shares subject to the election are subsequently forfeited, the participant will not be entitled to a deduction or tax refund. Any ordinary income of the participant will be subject to tax withholding by the Company. The Company generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to vested restricted shares.

With respect to a grant of RSUs, the participant will recognize ordinary income on the amount of cash (for units payable in cash) or the fair market value of the common stock (for units settled in stock) at the time such payments are made available to the participant under the terms of the RSU award, and the Company will be entitled to a deduction for the same amount. The participant also is subject to capital gains treatment on the subsequent sale of any shares acquired through the vesting of RSUs. For this purpose, the participant's basis in the common stock is his or her fair market value at the time the RSUs become vested (unless delivery of the shares has been validly deferred). Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to RSUs.

A participant will not recognize income, and the Company will not be entitled to take a deduction, upon the grant of performance awards unless the participant makes an election under Section 83(b) of the Code to be taxed at the time of the grant. A Section 83(b) election may not be available with respect to certain forms of performance awards. With respect to performance awards settled in shares, participants will recognize ordinary income equal to the fair market value of the shares received as the performance goals are met and such awards vest, less any amount paid by the participant for the performance awards. With respect to performance awards settled in cash, participants will recognize ordinary income in such amount at the time the performance goals are attained and the payments are made available to the participant. Any additional gain or loss recognized upon the later disposition of shares acquired upon the vesting of performance awards will be capital gain or loss, which may be long- or short-term capital gain or loss depending on the holding period. Unless a participant makes a Section 83(b) election, the participant's basis in the stock will be its fair market value at the time the performance goals are met and the performance awards become vested. The Company generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to a performance award.

The foregoing discussion is general in nature and is not intended to be a complete description of the Federal income tax consequences of the 2018 Plan. This discussion does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2018 Plan are urged to consult a tax advisor as to the tax consequences of participation.

The 2018 Plan is not intended to be a "qualified plan" under Section 401(a) of the Code.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO APPROVE THE 2018 OMNIBUS INCENTIVE PLAN.

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Executive Compensation

Compensation Committee Report

In the narrative and graphs that follow, we intend to clearly communicate our compensation philosophy, programs and actual pay earned. We strongly believe our programs:

•	directly link pay and performance on absolute terms and relative to peers;

•	must properly incent and reward the right behaviors and results in order to retain the best people to execute our strategy and maintain our culture;

•	must align with our strategy and culture; and

•	use metrics that are aligned with creating shareholder value.

Our committee deliberations over the years are thorough, robust and at times intense, as we consider the business we are building for tomorrow, making changes only when it is clear how it will better meet the objectives outlined above. We view actual pay earned as a function of Company performance via our short-term incentive plan and total shareholder return via the realized value of stock options and restricted stock units (“RSUs”). In February 2018, we included performance-based restricted share units (“PSUs”) in our equity grants to senior executives that are tied to growth in net sales and earnings per diluted share. Our metrics are relatively simple, embedded and understood in our culture. Most importantly, we believe they are effective in incenting, retaining and rewarding the people whose job it is to continuously and sustainably create shareholder value.

The following “Compensation Discussion and Analysis” (the “CD&A”) should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures. We have reviewed and discussed the CD&A contained in this Proxy Statement with management and have recommended to the Board that the CD&A be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

By the Compensation Committee of the Board of Directors:

Edna K. Morris, Chairperson	Peter D. Bewley
George MacKenzie	Mark J. Weikel

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Compensation Discussion and Analysis

This CD&A describes our executive compensation programs for our fiscal year 2017 Named Executive Officers, who were:

•	Gregory A. Sandfort, our Chief Executive Officer and Director;

•	Steve K. Barbarick, our President - Chief Merchandising Officer;

•	Anthony F. Crudele, our former Executive Vice President - Chief Financial Officer and Treasurer;

•	Benjamin F. Parrish, Jr., our Executive Vice President - General Counsel and Corporate Secretary;

•	Kurt D. Barton, our Senior Vice President - Chief Financial Officer and Treasurer; and

•	Robert D. Mills, our Senior Vice President - Chief Information Officer.

Executive Summary

Strategy Overview
We believe we can grow our business by being the most dependable supplier of relevant products and services for the rural lifestyle, creating customer loyalty through personalized experiences and providing convenience that our customers expect at anytime, anywhere, and in anyway they choose.  Our long-term growth strategy is to: (1) drive profitable growth through new store openings and by expanding omni-channel capabilities, thus tying together our website product content, social media, digital and online shopping experience, attracting new customers and driving loyalty, (2) build customer-centric engagement by leveraging analytics to deliver legendary customer service, seasoned advice and personalized experiences, (3) offer relevant assortments and services across all channels through exclusive and national brands and continue to introduce new products through our test and learn strategy, (4) enhance our core and foundational capabilities by investing in infrastructure and process improvements which will support growth, scale and agility while improving the customer experience, and (5) expand through selective acquisitions, as such opportunities arise, to add complementary businesses and to enhance penetration into new and existing markets to supplement organic growth.

Achieving this strategy will require a foundational focus on: (1) organizing, optimizing and empowering our team members for growth by developing skills, talent and leadership across the organization, and (2) implementing operational efficiency initiatives to align our cost structure to support new business capabilities for margin improvement and cost reductions.

The Company has developed a strategic business plan with both short-term and long-term goals, designed to encourage our executives to execute our growth strategy without taking unreasonable risks.  The Company’s compensation programs support and enable the achievement of the goals in the plan by holding our leaders accountable for building and maintaining a strong, performance-based culture.

Our Executive Compensation Philosophy and Framework
Our executive compensation programs are intended to motivate and retain key executives, with the ultimate goal of generating strong operating results and delivering solid returns to our shareholders. We have developed our compensation programs to support our business strategy and to align our leadership team with our culture, strategy and structure. Our compensation program is designed to support the following key objectives:

•
Pay-for-Performance.  We link pay to performance. We accomplish this through the use of short-term and long-term incentives that align executive pay to our net income and stock price performance. Our annual cash incentive plan is based solely on the achievement of target net income, which we believe to be an appropriate metric to incent our executives. For fiscal 2017, our long-term incentive plan was composed of stock options and restricted stock units (“RSUs”) which reward management for achieving strong stock price performance over the long-term. In 2018, we included grants to our senior executives of performance-based restricted share units (“PSUs”) that are contingent upon the achievement of growth in net sales and earnings per diluted share. By setting annual net income targets that are aligned with above average long-term earnings growth and other targets that we believe will drive stock price performance, our annual and long-term incentive plans work together to align pay and performance.

•
Shareholder Alignment.  Our executive compensation program includes both short-term and long-term incentives tied to performance factors that influence shareholder value, such as net income and stock price performance. All components of the program other than base salary are at-risk and contingent upon the achievement of performance goals or the performance of our stock.  For fiscal 2017, 86% of the target pay mix for the Chief Executive Officer and 72% of the target pay mix for the other Named Executive Officers was structured as at-risk, incentive compensation.

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•
Strategic Business Plan Alignment.  The Company has developed a strategic business plan with both short-term and long-term goals, designed to encourage our executives to execute our growth strategy without taking unreasonable risks.  The Company’s compensation programs support and enable the achievement of the goals in the plan by holding our leaders accountable for building and maintaining a strong, performance-based culture.

•
Cultural Alignment.  We believe our Company’s culture is unique and our mission and values are the foundation of our success.  We implement compensation practices we believe support the Company’s culture and values.  Our goal is to develop and benefit from long-term loyal relationships with our team members, customers, vendors and shareholders.

•
Competitive Compensation Based on Peer Analysis. To assess compensation levels for the Company’s senior executives, the Compensation Committee conducts a rigorous annual review of the executive compensation program and considers both compensation levels and performance of our peers to help set proper compensation levels. We seek to position the total target compensation of our executives at or near the 50th percentile of our peer group. The Compensation Committee engages an independent third-party compensation consultant to review and update our peer group to ensure it consists of organizations that are comparable to the Company in terms of complexity of operations and size, to compare each of the executive positions to relevant positions in the peer group and to gather and analyze compensation data from the peer group to provide an analysis of pay trends for the Company’s executive officers. We believe that the use of this data allows us to ensure the compensation of our senior executives is competitive with our peers, which we believe will motivate our team to build successful careers with our Company.

The Compensation Committee seeks to establish compensation systems that support our business strategy and promote the growth of long-term shareholder value by attracting, retaining and motivating executive leadership. Our goal is to reward outstanding performance by our executive officers when that performance results in value creation for our shareholders.

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Financial Performance

We delivered strong financial results again in fiscal 2017, as evidenced by the following highlights:

* Where indicated in the charts above, fiscal 2016 information represents non-GAAP information as it has been adjusted from our reported fiscal 2016 GAAP results. The fiscal 2016 information has been adjusted to exclude the estimated benefit associated with an additional week of sales and income in fiscal 2016 as compared to all other periods presented. The Company operates on a retail accounting calendar where the fiscal year ends on the last Saturday in December of each year. This results in 364 days or 52 weeks per year or 371 days or 53 weeks per year depending on our fiscal calendar year end. As a result, periodically our fiscal calendar contains an additional week of sales and profits. Our fiscal 2016 was a 53-week year and thus benefited from an additional week of both sales and net income as compared to the 52-week fiscal year of all other periods presented. Therefore, in order to show fiscal 2016 on a more comparable basis with the other years presented, we have adjusted the fiscal 2016 information to exclude an estimate of the benefit that the 53rd week had on fiscal 2016. These adjustments allow for all periods presented to be on a comparable 52-week basis.

** Fiscal 2017 net income and diluted EPS presented in the charts above represent non-GAAP information as each has been adjusted from our reported fiscal 2017 GAAP results. The fiscal 2017 net income and diluted EPS have been adjusted to exclude the negative impact of the Tax Cut and Jobs Act enacted in December 2017. The Company was required to revalue our net deferred tax assets at a lower corporate statutory rate which resulted in a one-time, non-cash charge to earnings of approximately $4.9 million, or $0.03 per diluted share. Therefore, in order to better reflect the true performance of the business and to make fiscal 2017 more comparable to all other years presented, we have adjusted the fiscal 2017 net income and diluted EPS to exclude the one-time impact of the enactment of the Tax Cut and Jobs Act.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K that was filed with the SEC on February 22, 2018 for a more detailed description of our fiscal year 2017 financial results.

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The following graph compares the cumulative total stockholder return on our common stock from December 29, 2012 to December 30, 2017 (the Company’s most recent fiscal year-end), with the cumulative total returns of the S&P 500 Index and the S&P Retail Index over the same period. The comparison assumes that $100 was invested on December 29, 2012 in our common stock and in each of the foregoing indices and in each case assumes reinvestment of dividends. The historical stock price performance shown on this graph is not indicative of future performance.

The stock performance graph presented above shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of Tractor Supply Company under the Securities Act of 1933, as amended, or the Exchange Act.

Our financial results and stock performance are reflected in the compensation earned by our executive officers in fiscal 2017, as evidenced by the following highlights:

•
Short-term (annual) cash incentives are tied to the achievement of target net income.  Our fiscal 2017 net income resulted in annual incentive awards being paid at approximately 50.4% of target bonus for fiscal 2017.

•
Long-term equity incentives (stock options and RSUs) make up a significant portion of each executive’s compensation and vest over a multi-year period.  The value of these incentives increases and decreases based on the market value of our stock.

These performance and pay results are indicative of the linkage between the Company’s business strategy and pay philosophy – to be a best-in-class performer driven by best-in-class talent that has a vested interest in our collective success.  It is also indicative of our overall sound governance principles with respect to executive compensation.

At our 2017 Annual Meeting of Shareholders, 96.2% of the shares represented at the meeting voted to approve, on an advisory basis, the compensation of our Named Executive Officers as described in our 2017 proxy statement. The Compensation Committee considered the results of the vote and concluded that the shareholders support the Company’s executive compensation policies and programs, which the Compensation Committee believes continue to provide a competitive pay-for-performance package that effectively incents our Named Executive Officers, encourages long-term retention and aligns the interests of our executives with our shareholders. The Company’s financial performance in fiscal year 2017 reinforces the Compensation Committee’s view that our executive compensation

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program is achieving its objectives. The Compensation Committee will continue to consider shareholder views about our core compensation principles when determining executive compensation policies and programs.

We also currently maintain the following pay practices that we believe enhance our pay-for-performance philosophy and further align our executives' interests with those of our shareholders:

	We DO Have This Practice		We Do NOT Have This Practice
✓	Incentive award metrics that are objective and tied to Company performance	✗	Repricing of options without shareholder approval
✓	Robust stock ownership guidelines and minimum holding requirements	✗	Hedging transactions or short sales by executive officers or directors
✓	Compensation recoupment "claw-back" policy	✗	Tax gross-ups for NEOs
✓	Limited perquisites	✗	Excessive perquisites
✓	Anti-hedging and anti-pledging policy	✗	Excise tax gross-ups upon change in control
✓	Minimum vesting requirements in equity plan for equity awards to promote retention	✗	Payout of dividends or dividend equivalents on unearned or unvested equity
✓	A significant portion of executive compensation is tied to shareholder return in the form of at-risk compensation	✗	Pension or defined benefit supplemental executive retirement plan (SERP)
✓	Robust share repurchase program that mitigates potential dilutive effect of equity awards	✗	High percentage of fixed compensation
✓	Double trigger change in control provision for severance and acceleration of equity awards	✗	Single trigger change in control provision for severance and acceleration of equity awards
✓	Annual “say-on-pay” advisory votes	✗	Liberal change in control definition in equity award or change in control agreements
✓	Annual executive compensation risk assessment to ensure no excessive risk-taking
✓	PSUs contingent on the achievement of key metrics adopted in 2018
✓	Competitive pay for senior executives based on rigorous peer analysis

Total Compensation Program Philosophy, Objectives and Targets

Philosophy and Objectives

The Compensation Committee and management seek to build shareholder value by establishing compensation systems that support our business strategy and attract, retain and motivate the performance and continuity of the leadership team. We want to reward outstanding performance by our executive officers, especially when that performance results in value creation for our shareholders.  On behalf of the Board of Directors, the Compensation Committee reviews the philosophy and objectives on a regular basis to ensure they are aligned with the Company’s strategic, organizational and cultural goals, as well as to maintain a competitive position within the marketplace.

Targets

To accomplish our objectives, we use a mix of base salary, short-term incentives and long-term incentives that reward outstanding Company and individual performance and the creation of shareholder value. Each of these pay elements is discussed further below. When setting target compensation opportunities, the Compensation Committee reviews and considers external market benchmark data for similar positions in similar organizations.  This data serves as a useful reference point and is used in conjunction with discussions regarding potential differences in the position at Tractor Supply, the performance and potential of the incumbent executive, and any internal equity considerations.  The Company generally seeks to position base salaries, target annual bonuses and long-term incentive opportunities near the 50th percentile of its peer group benchmark data.  The Compensation Committee generally considers a range of plus or minus 10% of the targeted compensation level to be competitive.

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The following charts highlight the target pay mix for our Chief Executive Officer and the other Named Executive Officers as a group during fiscal 2017:

We believe the relatively large proportion of long-term incentive compensation opportunities in our target pay mix serves to align our compensation program with our focus on long-term shareholder value creation.

Compensation Committee Decision-Making Process

Roles

The Compensation Committee works closely with key members of management and its independent compensation consultant to set the compensation for the Company’s executives. The roles played by each of these groups are as follows:

Role of the Compensation Committee – The Compensation Committee, in order to assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the executives of the Company:

•	Reviews and approves the Company’s compensation philosophy;

•	Reviews and approves the executive compensation programs, plans and awards;

•	Reviews and approves the compensation of the Chief Executive Officer and all other executive management members;

•	Administers the Company’s short- and long-term incentive plans and other stock or stock-based plans; and

•	Provides oversight of succession planning.

Role of Chief Executive Officer – The Chief Executive Officer regularly attends Compensation Committee meetings except as otherwise directed by the Committee.  The Chief Executive Officer provides the Committee with his assessment of the performance of the executive management members.  The Committee, with the Chief Executive Officer present, discusses this input, along with the market data provided by the Committee’s independent consultant.  The Committee then approves or modifies the recommendations of the Chief Executive Officer with respect to compensation for the other executive management members.  The Chief Executive Officer does not participate in the decision-making regarding his own compensation and is not present when his compensation is discussed.

Role of Management – The Company’s Senior Vice President - Human Resources assists the Chief Executive Officer and acts as a liaison to the Compensation Committee and its independent consultant.  The Company’s Chief Financial Officer and General Counsel are also involved, as requested. No other members of management are regularly involved in the executive compensation process or in executive compensation decisions.

Role of Independent Consultant – Pearl Meyer was engaged by the Compensation Committee for a seventh year to provide consulting services relating to executive compensation. Pearl Meyer reports directly to the Compensation Committee and provides no other services to the Company. In connection with its engagement of Pearl Meyer and in furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Committee has conducted an independence assessment and determined that Pearl Meyer is independent. In making such determination, the Committee considered several factors including, but not limited to, the amount of fees received by Pearl Meyer from the Company as a percentage of Pearl Meyer’s total revenue, Pearl Meyer’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact

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Pearl Meyer's independence. Additionally, the Committee is not aware of, and has not had to address, any potential conflicts of interest that Pearl Meyer may have with either Board members or Company management.

Each year, the Compensation Committee requests that its consultant provide an updated competitive market study.  The market study focuses on a peer group that is designed to (i) position Tractor Supply close to the median on key criteria such as revenue, growth, market value, enterprise value, price-to-earnings ratio, and total shareholder return, (ii) reduce the overall size dispersion (high to low) within the group, and (iii) focus on companies operating in similar retail categories and/or markets.  Pay data from this peer group was used to make informed executive compensation decisions in fiscal 2017.  The peer group used for purposes of fiscal 2017 compensation contained the following companies:

Advance Auto Parts, Inc.	Dollar Tree, Inc.	Signet Jewelers Limited
AutoZone, Inc.	Foot Locker, Inc.	The Michaels Companies, Inc.
Burlington Stores, Inc.	L Brands, Inc.	Tiffany & Co.
Dick’s Sporting Goods, Inc.	O’Reilly Automotive, Inc.	ULTA Salon, Cosmetics & Fragrance, Inc.
Dollar General Corporation	Ross Stores, Inc.	Williams-Sonoma, Inc.

Base Salary

Purpose
Our base salaries are structured to provide a base-line level of fixed compensation to serve as the platform for our pay-for-performance program.  This level of fixed pay is in-line with our compensation strategy and is necessary to recruit and retain talent.

Base salaries for fiscal 2017 for our Named Executive Officers were set by our Compensation Committee after reviewing and considering (i) the experience, skills, and performance levels of individual executives, (ii) whether there were any material changes to the individual’s role and responsibilities during the year, (iii) each executive’s relative pay level against the peer group companies, (iv) internal equity among the team and with the entire Company (in terms of salary increase budgets for the Company), and (v) the Chief Executive Officer’s recommendations (for positions other than his own). Mr. Barbarick’s base salary increase reflects his expanded responsibilities and a desire to move his compensation to be more closely aligned with peer group market compensation for this position. Mr. Barton’s base salary increase reflects his expanded responsibilities as a result of his promotion. The following table sets forth the base salary increases approved by the Committee in February 2017 for each Named Executive Officer, with the exception of Mr. Barton, whose increase was approved in March 2017 in connection with his promotion.

Executive	2017	2016	Base Salary Increase $	Base Salary Increase %
Gregory A. Sandfort Chief Executive Officer and Director	$1,040,000	$1,040,000	$—	—%
Steve K. Barbarick President – Chief Merchandising Officer	$790,000	$650,000	$140,000	21.5%
Anthony F. Crudele (1) Former Executive Vice President – Chief Financial Officer and Treasurer	$555,000	$555,000	$—	—%
Benjamin F. Parrish, Jr. Executive Vice President – General Counsel and Corporate Secretary	$570,000	$530,000	$40,000	7.5%
Kurt D. Barton (2) Senior Vice President – Chief Financial Officer and Treasurer	$435,000	$335,000	$100,000	29.9%
Robert D. Mills Senior Vice President – Chief Information Officer	$440,000	$400,000	$40,000	10.0%

(1)	Mr. Crudele retired from his position as Executive Vice President - Chief Financial Officer and Treasurer of the Company effective March 3, 2017.

(2)
The increase in Mr. Barton’s base salary is due to his promotion to Senior Vice President - Chief Financial Officer and Treasurer in March 2017. Prior to that time, Mr. Barton served as Senior Vice President - Controller since February 2016.

Annual Cash Incentive Compensation

Purpose
Our annual Cash Incentive Plan ("CIP") is designed to motivate and reward our executives for successfully executing our short-term business plans and thereby achieving superior financial results.

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In February 2017, the Compensation Committee approved the Company’s 2017 CIP, under which all executive officers were eligible to receive a cash bonus tied to the achievement of target net income.  The range of possible fiscal year 2017 bonus payments for each Named Executive Officer is shown in the Grants of Plan-Based Awards Table in the columns entitled “Threshold,” “Target” and “Maximum” under the heading entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

The amount of cash bonus payable was calculated as a specified percentage of the officer’s annual base salary dependent upon the Company’s net income for the year in comparison to a net income target set by the Board. The possible incentive amounts payable as a percentage of base salary were as indicated in the table below for the Chief Executive Officer, President, Executive Vice Presidents, Chief Financial Officer, and Senior Vice Presidents (other than the Chief Financial Officer). For attainment of a net income amount within the range of each percentage referenced below, the Company interpolates the actual bonus amount payable.

Attainment of Target Net Income	Percentage of Base Salary Payable to CEO (1)	Percentage of Base Salary Payable to President (1)	Percentage of Base Salary Payable to EVPs and CFO	Percentage of Base Salary Payable to SVPs (Other than CFO)
Less than 95%	—%	—%	—%	—%
At 95%	62.5	50.0	37.5	27.5
At 100%	125.0	100.0	75.0	55.0
At 102.5%	187.5	150.0	112.5	82.5
105% or more	250.0	200.0	150.0	110.0
(1) The Compensation Committee approved new target attainment percentages of base salary payable to both the CEO and President for fiscal 2017.
Annual cash incentives are tied to the achievement of target net income.  Under the terms of the CIP, target net income is defined as budgeted net income. In determining budgeted net income for fiscal 2017, the Board considered a number of factors, including general economic conditions, performance trends in our business, growth rates of comparable retailers and investor expectations.

The Company’s net income target for fiscal 2017 under the plan was $451.7 million. Excluding the impact of the 53rd week of additional sales and income in fiscal 2016, which is estimated to have positively impacted fiscal 2016 net income by 1.6%, the fiscal 2017 net income target represented a 5.1% increase over fiscal 2016 adjusted net income.

The Compensation Committee determined that 95.04% of the target was achieved in fiscal 2017. Under the terms of the CIP, the Compensation Committee may exclude any extraordinary or unusual items when determining whether the net income target is met. In determining the percentage of the net income target achieved in fiscal 2017, the Compensation Committee excluded a one-time tax expense of $4.9 million resulting from the write-down of the Company’s net deferred tax assets following the enactment of the Tax Cuts and Jobs Act in December 2017 and $1.8 million in higher than budgeted tax expense related to the Company’s adoption in fiscal 2017 of new accounting guidance, the FASB-issued ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” ASU 2016-09 changed the accounting for share-based compensation transactions by requiring companies to include excess tax benefits or deficiencies resulting from stock transactions in the calculation of net income and increased the volatility of the resulting tax expense.

The Compensation Committee has the discretion to withhold all or a portion of the bonuses based upon subjective factors such as individual executive performance, unusual and non-recurring factors, and strategic long-term decisions affecting the Company’s performance during the year. However, the Compensation Committee did not make any such adjustments to the bonuses for fiscal 2017.

The following table shows the actual percentage of base salary attained as a result of the annual CIP:

Executive	2017	2016
Gregory A. Sandfort	63%	51%
Steve K. Barbarick	50%	38%
Anthony F. Crudele (1)	38%	38%
Benjamin F. Parrish, Jr.	38%	38%
Kurt D. Barton	38%	28%
Robert D. Mills	28%	28%
(1) Due to Mr. Crudele’s retirement effective March 3, 2017, the base salary attained related to the annual CIP has been adjusted pro-rata through his retirement date.

The actual amount of bonus payments for each Named Executive Officer is shown in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

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Long-Term Incentive Compensation

Purpose
Our long-term incentive program is designed to motivate and reward our executives for successfully executing our long-term business plans thereby achieving superior results for our shareholders.  These awards also serve to balance our short-term incentives by encouraging executives to work toward the creation of shareholder value over the longer term.  The program is designed to directly align executive and shareholder interests, promote executive stock ownership, and attract and retain top performers.

The 2009 Stock Incentive Plan (the “2009 Plan”) requires that all awards granted under the plan have a minimum vesting period of at least one year from the grant date, except in limited circumstances. In addition, our executives are required to retain 50% of net after-tax shares acquired on exercise of stock options or vesting of RSUs until the Company’s stock ownership requirements are met. See “Stock Ownership Guidelines.”

In February 2018, the Compensation Committee included grants of PSUs for the Company’s senior executives. The performance metrics for the units are growth in net sales and growth in earnings per diluted share. The actual number of shares that will be issued under the performance share awards will be determined by the level of achievement of performance goals. If the performance targets are achieved, the units will vest on a pro rata basis over a three-year period. The total equity value granted to the senior executives in 2018 will be comprised of 50% stock options, 30% RSUs and 20% PSUs. In the future, the Compensation Committee will review the appropriate percentage level of PSUs as a part of the total equity value granted to senior executives.

In February 2018, our Board of Directors approved the 2018 Omnibus Incentive Plan (the “2018 Plan”). For details of the 2018 Plan, see Item 4.

2017
The value of the long-term incentive compensation opportunity (“Target LTI Opportunity”) provided to each executive (including the Named Executive Officers) was consistent with the prior year with the exception of executive promotions, and for Mr. Sandfort, whose Target LTI Opportunity was increased based, in part, on a review of peer group data for his position and a desire to move Mr. Sandfort’s compensation to be more closely aligned with market compensation for his position. The Targeted LTI Opportunity for fiscal 2017 was composed of the following two components: (a) stock options constituting approximately 70% of the Targeted LTI Opportunity (which options vest pro rata annually over the subsequent three years) and (b) RSUs constituting approximately 30% of the Targeted LTI Opportunity (which vest 100% on the third anniversary of the grant date).

Timing of Long-Term Incentive Grants
As in prior years, the Compensation Committee granted equity awards in February 2017 after we announced our financial results for fiscal 2016 and the Committee had the opportunity to consider our expectations and projections for fiscal 2017.  The Compensation Committee’s fiscal 2017 regular meeting schedule was determined in the prior fiscal year and the proximity of any awards to other significant corporate events is coincidental.  If executive officers are hired during the year, they generally receive a grant at the first scheduled Compensation Committee meeting following their hire date for an aggregate number of stock options and RSUs based on position.

Stock Options
Philosophy
Our Targeted LTI opportunity in fiscal 2017 included stock options, which were awarded under the 2009 Plan.  Because options only have value to the executive if the price of the Company’s common stock increases after the grant date, we believe these awards closely align executives’ interests with those of other shareholders by encouraging growth in net income and other key performance metrics that can impact the Company's stock trading price.

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The following table sets forth the stock option grant values for each Named Executive Officer in fiscal 2017 as compared to fiscal 2016, with the exclusion of Mr. Crudele, who did not receive a grant in fiscal 2017 due to his retirement from the Company effective March 3, 2017.

Executive	2017	2016	Variance $	Variance %
Gregory A. Sandfort (1)	$3,467,075	$3,149,914	$317,161	10.1%
Steve K. Barbarick	$1,040,121	$1,047,041	$(6,920)	(0.7)%
Benjamin F. Parrish, Jr.	$762,749	$769,966	$(7,217)	(0.9)%
Kurt D. Barton (2)	$762,749	$244,994	$517,755	211.3%
Robert D. Mills	$346,697	$349,988	$(3,291)	(0.9)%

(1)
The increase in Mr. Sandfort’s fiscal 2017 stock option grant value is based, in part, on a review of peer group data for his position and a desire to move Mr. Sandfort’s compensation to be more closely aligned with market compensation for his position.

(2)
The increase in Mr. Barton’s fiscal 2017 stock option grant value is due to his promotion to Senior Vice President - Chief Financial Officer and Treasurer in March 2017. Prior to that time, Mr. Barton served as Senior Vice President - Controller since February 2016.

All of the stock options granted in fiscal 2017 have minimum vesting periods.  The options granted vest ratably each year over a three-year period that begins on the grant date. Our executive officers are required to hold 50% of net after-tax shares acquired upon exercise of stock options until stock ownership requirements are met. See “Stock Ownership Guidelines.”

How Fiscal 2017 Option Grant Levels Were Determined
The Company generally seeks to position long-term incentive opportunities for executive officers near the 50th percentile of its peer group benchmark data. Approximately 70% of the Targeted LTI Opportunity for fiscal 2017 was composed of stock option grants. The Black-Scholes method was used to determine the value of the stock option portion of the Targeted LTI Opportunity.  In February 2017, the Compensation Committee granted to each Named Executive Officer the number of options set forth in the 2017 Grants of Plan-Based Awards table under the heading, “All Other Option Awards:  Number of Securities Underlying Options.”

Restricted Stock Units (“RSUs”)
Philosophy
Our Targeted LTI Opportunity in fiscal 2017 included RSUs, which were awarded under the 2009 Plan.  We believe RSUs align shareholder and executive interest and serve as a retention tool.  Like stock options, grants of RSUs are designed to reward our executive officers for creating long-term shareholder value.  Unlike stock options, however, RSUs represent the full value of a share of the Company’s common stock and have value whether or not the price of the Company’s stock goes up. However, the value of RSUs can either increase or decrease based on the trading price of the Company’s stock.

The following table sets forth the RSU grant values for each Named Executive Officer in fiscal 2017 as compared to 2016, with the exclusion of Mr. Crudele, who did not receive a grant in fiscal 2017 due to his retirement from the Company effective March 3, 2017.

Executive	2017	2016	Variance $	Variance %
Gregory A. Sandfort (1)	$1,499,721	$1,349,958	$149,763	11.1%
Steve K. Barbarick	$449,896	$449,972	$(76)	—%
Benjamin F. Parrish, Jr.	$329,937	$329,992	$(55)	—%
Kurt D. Barton (2)	$329,937	$104,971	$224,966	214.3%
Robert D. Mills	$149,965	$149,959	$6	—%

(1)
The increase in Mr. Sandfort’s fiscal 2017 RSU grant value is based, in part, on a review of peer group data for his position and a desire to move Mr. Sandfort’s compensation to be more closely aligned with market compensation for his position.

(2)
The increase in Mr. Barton’s fiscal 2017 RSU grant value is due to his promotion to Senior Vice President - Chief Financial Officer and Treasurer in March 2017. Prior to that time, Mr. Barton served as Senior Vice President - Controller since February 2016.

All RSUs granted to the Named Executive Officers in fiscal 2017 vest 100% on the third anniversary of the date of grant, subject to continued employment. Our executive officers are required to hold 50% of net after-tax shares acquired on vesting of RSUs until stock ownership requirements are met. See “Stock Ownership Guidelines” below.

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How Fiscal 2017 Restricted Stock Unit Grant Levels Were Determined
The Company generally seeks to position long-term incentive opportunities for executive officers near the 50th percentile of its peer group benchmark data. Approximately 30% of the Targeted LTI Opportunity for fiscal 2017 was composed of RSU grants. The market value of our Common Stock was used to determine the RSU portion of the Targeted LTI Opportunity.  In February 2017, the Compensation Committee granted to each Named Executive Officer the number of RSUs set forth in the 2017 Grants of Plan-Based Awards listed under the heading “All Other Stock Awards: Number of Shares of Stock or Units” below.

Total fiscal year 2017 equity grants (stock options and RSUs) to all employees totaled 1.36% of common shares outstanding, which is in line with historical peer group grant rates. Based on current grant levels remaining under the 2009 Plan, the Company believes that there is a need for a new incentive compensation plan in order to have sufficient shares available for future grants. As such, the Compensation Committee and the Board of Directors have proposed for approval the new 2018 Omnibus Incentive Plan. Please see Item 4 for details of the 2018 Plan.

Performance-Based Restricted Share Units (“PSUs”)
In February 2018, the Compensation Committee included grants of PSUs for the Company’s senior executives. The performance metrics for the units are growth in net sales and growth in earnings per diluted share. The actual number of shares that will be issued under the performance share awards will be determined by the level of achievement of performance targets. If the performance targets are achieved, the units will vest on a pro rata basis over a three-year period. The total equity value granted to the senior executives in 2018 will be comprised of 50% stock options, 30% RSUs and 20% PSUs. In the future, the Compensation Committee will review the appropriate percentage level of PSUs as part of the total equity value granted to senior executives.

Deferred Compensation

The Company’s officers may elect to participate in the Executive Deferred Compensation Plan (“EDCP”). The EDCP enhances the Company’s ability to attract and retain the services of qualified persons by providing highly compensated employees a vehicle to contribute additional amounts to tax-deferred savings above the amounts they can contribute to the Company’s 401(k) Plan, which are limited by the United States Internal Revenue Service (“IRS”).  For additional information about the EDCP, please see the discussion under the heading “2017 Non-Qualified Deferred Compensation.”

Employment Agreement and Severance Benefits

The Company does not maintain a severance plan for its executives or employees, and no executive is party to an employment agreement with the Company with the exception of the Company’s Chief Executive Officer, Gregory A. Sandfort.  The employment agreement sets forth the obligations of the Company to Mr. Sandfort and certain rights, responsibilities and duties of Mr. Sandfort, as well as his direct involvement and direction with respect to CEO development and succession.  In the event that the employment of Mr. Sandfort is terminated by the Company without cause, by Mr. Sandfort for good reason or by Mr. Sandfort upon retirement (as such terms are defined in his employment agreement), Mr. Sandfort is entitled to receive severance and other benefits as described under the heading “Potential Payments Upon Termination or Change in Control.”

The employment agreement with Mr. Sandfort contains covenants regarding the confidentiality of the Company’s trade secrets and non-solicitation of Company employees and non-competition with the Company for a period of 24 months following any termination of employment. The severance pay that would be provided to Mr. Sandfort by the agreement has been deemed by the Compensation Committee to be commensurate with the value to the Company of the restrictive covenants under which Mr. Sandfort would operate after a separation of employment.

The employment agreement is described in more detail under the heading, “Potential Payments Upon Termination or Change in Control.”

Transition Agreement

On November 14, 2016, the Company entered into a transition agreement (the “Transition Agreement”) with Anthony F. Crudele, the Company’s former Executive Vice President and Chief Financial Officer. Pursuant to the Transition Agreement, Mr. Crudele agreed to serve in his capacity as Executive Vice President and Chief Financial Officer through March 3, 2017 (the “Retirement Date”), and to assist in the transition of his duties and responsibilities to the Company. Mr. Crudele also agreed to be bound by certain non-disparagement, non-competition, non-solicitation and confidentiality provisions, in each case as set forth in the Transition Agreement, and agreed to execute a general release of claims against the Company. In exchange for the release, the restrictive covenants and his agreement to provide transition services, Mr. Crudele is entitled to the following: (i) payment of any pro rata bonus earned in fiscal 2017 based on the number of days in fiscal 2017 through the Retirement Date, (ii) vesting on the Retirement Date of all options and RSUs which remained unvested at the Retirement Date and extension of the right to exercise all options until the earlier of (a) two

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years following the Retirement Date or (b) the date on which the option expires in accordance with the provisions of the applicable award agreement, and (iii) payment of a lump sum equal to four weeks of vacation. In the event that Mr. Crudele elects to continue his participation (including with respect to dependents) in the Company’s group health insurance plan under applicable COBRA regulations, the Company will pay the applicable COBRA premiums for a period of up to 18 months, and at the conclusion of the 18-month period, the Company will pay Mr. Crudele cash in an amount equal to six months of his COBRA premiums calculated at the time his COBRA coverage ends.

Change in Control Benefits

It is our belief that reasonable change in control protections are necessary in order to recruit and retain effective executive management.  Furthermore, providing change in control benefits should increase the cooperation of executive management with respect to potential change in control transactions that would be in the best interests of shareholders.  We also believe the requirement for each Named Executive Officer (other than Mr. Sandfort) to continue employment for six months after a change in control should allow the Company sufficient time to find other qualified persons to serve in these positions, if desired, and provide an adequate transition period.

For those reasons, each of the Named Executive Officers (other than Mr. Sandfort, whose change in control protections are contained in his employment agreement, and Mr. Crudele, who retired on March 3, 2017) is party to an agreement with the Company whereby, in the event the employment of such executive officer is terminated during the term of the agreement following a change of control of the Company other than (i) by the Company for cause, (ii) by reason of death, disability or retirement or (iii) by the executive officer without good reason (as such terms are defined in the agreement), certain severance benefits will be paid to such executive officer.  Each Named Executive Officer (other than Mr. Sandfort) must commit to be employed with the Company for six months following such change in control.  Each Named Executive Officer has agreed not to compete with the Company for an 18-month period (24-month period for Mr. Sandfort) after termination of employment following a change in control.

Our agreements with Mr. Sandfort and our executive officers do not allow for the gross-up of change in control payments and include double trigger change in control provisions for severance benefits and for acceleration of equity awards.  The change in control benefits are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive management participates in the Company’s other benefit plans on the same terms as other employees.  These plans include medical, dental and vision benefits, extended sick pay, long-term disability, the Company’s Employee Stock Purchase Plan, 401(k) Plan and a 15% employee discount on merchandise purchased in the Company’s stores or website.  Officers participate in the Executive Life Insurance Plan which provides for basic term life insurance coverage up to a maximum of $1,000,000, and the Company sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional disability insurance coverage above the limits of the group long-term disability plan not to exceed 60% of monthly income. No other significant benefits are provided.

Stock Ownership Guidelines

Executives of the Company are expected to acquire and continue to hold shares of the Company’s Common Stock having an aggregate market value from time to time which equals or exceeds a multiple of base compensation as outlined below within five years of initial appointment.

Title	Ownership Guideline
Chief Executive Officer	6x base compensation
President	4x base compensation
Executive Vice President and Chief Financial Officer	3x base compensation
Senior Vice President	2x base compensation
Vice President	1x base compensation

If an executive holds multiple positions with different ownership requirements, the executive must comply with the highest applicable requirement. Each executive is required to retain 50% of net after-tax shares acquired on exercise of stock options or vesting of RSUs until the stock ownership requirements are met. Once the target ownership level is achieved by an executive, that executive will not be required to acquire any additional shares in the event the stock price decreases, provided the underlying number of shares remain held by the executive.

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The Compensation Committee evaluates executive officer compliance with this policy annually.  The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy.  Factors which may be considered include, but are not limited to, limitations on ability to purchase resulting from blackout periods and the personal financial resources of the employee. The Compensation Committee has not granted any waivers or extended the time for compliance with this policy within the last five years. All of the Company’s executive officers were in compliance with the policy as of March 12, 2018.

Compensation Risk Assessment

In November 2017, the Company completed an assessment of its compensation policies, programs, and practices and the Committee’s independent consultant completed an assessment of the executive compensation program to determine whether there were any risks related to the design or operation of these plans and programs that were reasonably likely to have a material adverse effect on the Company.  The Compensation Committee reviewed and discussed these assessments, and concluded that the Company’s compensation practices and programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.  In reaching this conclusion, the following mitigating factors were also identified and considered:

•	Oversight by an independent and active compensation committee operating under a clearly defined charter with a detailed annual calendar and meeting schedule;

•	Robust analytics to support compensation decisions (including market pay data, relative performance comparisons, executive compensation tally sheets, etc.);

•	Target pay mix consistent with industry peers and that appropriately balances fixed vs. variable, short-term vs. long-term, and cash vs. equity-based compensation;

•	Appropriate caps on short-term cash incentives;

•	Balanced equity grants that include stock options, RSUs and PSUs beginning with the 2018 equity grants;

•	Multi-year vesting on stock-based compensation awards;

•	Minimum stock ownership requirements and mandatory holding periods for executives; and

•	Executive compensation recoupment clawback policy

Executive Compensation Recoupment Clawback Policy

The Compensation Committee has an executive compensation recovery policy that requires the Company to seek to recover incentive compensation as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law or regulation or the listing standards of the Nasdaq Global Select Market.

No Hedging/No Pledging Policy

In addition to insider trading restrictions, the Company has a policy that prohibits insiders from engaging in any of the following transactions in the Company’s securities:

•	Short sales;

•	Buying or selling put or call options or other derivative securities; and

•	Hedging or monetization transactions such as zero-cost collars and forward sale contracts

In addition, the Company’s policy prohibits holding securities in a margin account or otherwise pledging securities as collateral for a loan, unless approved in advance by the Compensation Committee.

Executive Compensation Tax Deductibility

Section 162(m) of the Internal Revenue Code imposes a limitation on compensation in excess of $1 million paid to certain “covered employees” of a publicly-held corporation. For taxable years ending December 31, 2017 and prior, an exemption from the limitation existed for certain “performance-based” compensation. Stock options under the 2009 Plan and awards under the Company’s CIP granted prior to November 3, 2017 are intended to qualify as performance-based under this exception.

The Tax Cut and Jobs Act enacted on December 22, 2017, repealed the performance-based exemption from Section 162(m)’s deduction limit for taxable years beginning after December 31, 2017. While the Company considers the impact of federal tax laws in developing and implementing its compensation programs, the Company believes its primary focus should be to attract, retain and motivate executives and to align the executives' interests with those of the Company's shareholders.

Index

2017 Summary Compensation Table

The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company who served as executive officers at the end of the fiscal year ended December 30, 2017, for all services rendered in all capacities to the Company for the fiscal year ended December 30, 2017.  This table is presented as required by SEC rules. However, it includes amounts that were not realized by the executives in fiscal 2017 and may be realized in completely different amounts in the future depending on a variety of factors such as performance of the business, fluctuations in share price, etc.  For example, the table is required to reflect the aggregate grant date fair value of equity awards according to accounting for share-based payments, rather than amounts realized by executives as a result of the exercise of stock options or the vesting of RSUs.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Gregory A. Sandfort Chief Executive Officer and Director	2017	$1,040,000	$1,499,721	$3,467,075	$655,200	$39,835	$6,701,831
	2016	$1,033,846	$1,349,958	$3,149,914	$530,400	$39,092	$6,103,210
	2015	$992,308	$1,349,956	$3,147,390	$1,040,000	$37,590	$6,567,244
Steve K. Barbarick President – Chief Merchandising Officer	2017	$768,462	$449,896	$1,040,121	$398,160	$25,848	$2,682,487
	2016	$607,885	$449,972	$1,047,041	$248,625	$25,956	$2,379,479
	2015	$487,846	$269,941	$629,470	$390,000	$28,879	$1,806,136
Anthony F. Crudele (5) Former Executive Vice President – Chief Financial Officer and Treasurer	2017	$117,404	—	—	$35,733	$69,008	$222,145
	2016	$529,038	$329,992	$769,966	$212,288	$32,876	$1,874,160
	2015	$518,846	$269,941	$629,470	$409,500	$32,167	$1,859,924
Benjamin F. Parrish, Jr. Executive Vice President – General Counsel and Corporate Secretary	2017	$563,846	$329,937	$762,749	$215,460	$34,422	$1,906,414
	2016	$522,615	$329,992	$769,966	$202,725	$38,345	$1,863,643
	2015	$473,231	$149,930	$349,708	$275,704	$34,927	$1,283,500
Kurt D. Barton (6) Senior Vice President – Chief Financial Officer and Treasurer	2017	$417,692	$329,937	$762,749	$164,430	$31,825	$1,706,633

Robert D. Mills Senior Vice President – Chief Information Officer	2017	$433,846	$149,965	$346,697	$121,968	$33,021	$1,085,497
	2016	$397,692	$149,959	$349,988	$112,200	$32,053	$1,041,892
	2015	$382,692	$149,930	$349,708	$220,220	$28,589	$1,131,139

(1)
Amounts reflect base compensation earned by the Named Executive Officers during the period indicated and not such officer’s approved base salary for the indicated year.  Amounts differ due to the timing of annual salary adjustments.

(2)
The amounts in the columns captioned “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value of awards according to accounting for share-based payments.  For a description of the assumptions used by the Company in valuing these awards for fiscal 2017, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 filed with the SEC on February 22, 2018.

(3)	Amounts reflect incentives earned under the Company’s CIP, but not yet paid, in each case calculated based on the Company’s financial performance for the indicated period.

(4)	Amounts for fiscal 2017 are comprised of the following:

Name	Company Contribution to 401(k) Plan	Company Contribution to Deferred Compensation Plan	Group Term Life Insurance and Disability Premiums	Perquisites and Other Personal Benefits		Employer Paid Healthcare	Total
Gregory A. Sandfort	$11,925	$—	$15,430	$—		$12,480	$39,835
Steve K. Barbarick	$12,150	$4,500	$1,710	$—		$7,488	$25,848
Anthony F. Crudele	$6,118	$—	$1,132	$42,692	(7)	$19,066	$69,008
Benjamin F. Parrish, Jr.	$12,150	$4,500	$10,284	$—		$7,488	$34,422
Kurt D. Barton	$11,740	$—	$7,686	$—		$12,399	$31,825
Robert D. Mills	$12,150	$4,500	$3,891	$—		$12,480	$33,021

Index

(5)	Mr. Crudele retired from his position as Executive Vice President - Chief Financial Officer and Treasurer of the Company effective March 3, 2017.

(6)
Mr. Barton was promoted to Senior Vice President - Chief Financial Officer and Treasurer in March 2017, after having served as Senior Vice President - Controller of the Company since February 2016. Prior to that time, Mr. Barton served as Vice President - Controller since February 2009.

(7)	Other personal benefits paid to Mr. Crudele upon his retirement date include accrued vacation and paid time off balances.

2017 Grants of Plan-Based Awards

The following table reflects certain information with respect to awards to the Named Executive Officers to acquire shares of the Company’s Common Stock granted under the 2009 Plan and to receive a cash incentive under the Company’s CIP for fiscal 2017. The table below excludes Mr. Crudele, who did not receive a grant in fiscal 2017 due to his retirement from the Company effective March 3, 2017.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Closing Market Price on the Date of Grant	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Gregory A. Sandfort	02/08/2017	$650,000	$1,300,000	$2,600,000	21,641	235,057	$73.18	$73.03	$4,966,796
Steve K. Barbarick	02/08/2017	$395,000	$790,000	$1,580,000	6,492	70,517	$73.18	$73.03	$1,490,017
Anthony F. Crudele (5)	—	$208,125	$416,250	$832,500	—	—	—	—	—
Benjamin F. Parrish, Jr.	02/08/2017	$213,750	$427,500	$855,000	4,761	51,712	$73.18	$73.03	$1,092,686
Kurt D. Barton	02/08/2017	$163,125	$326,250	$652,500	4,761	51,712	$73.18	$73.03	$1,092,686
Robert D. Mills	02/08/2017	$121,000	$242,000	$484,000	2,164	23,505	$73.18	$73.03	$496,662

(1)	The Company’s CIP provides for various potential thresholds, targets and maximum payouts, as discussed in "Compensation Discussion and Analysis - Annual Cash Incentive Compensation."

(2)	Reflects awards of RSUs which cliff vest in full on the third anniversary of the date of grant.

(3)	Each Named Executive Officer is required to retain 50% of net after-tax shares acquired on exercise of stock options or vesting of RSUs until stock ownership requirements are met.

(4)
Options are awarded by the Compensation Committee of the Board and the exercise price is equal to the closing price of the Company’s Common Stock on the day preceding the day of the corresponding Committee meeting at which such awards are authorized.  Options awarded to the Named Executive Officers vest ratably each year over a three-year period and have a ten-year life.

(5)
Pursuant to his transition agreement, Mr. Crudele was entitled to receive a pro rata portion of his non-equity incentive plan award for the time in which he was     employed in fiscal 2017. This pro-rated amount is included in the non-equity incentive plan compensation balance as shown in the “2017 Summary Compensation Table.”

Index

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table reflects all equity awards held by the Named Executive Officers at the end of fiscal 2017:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory A. Sandfort	54,844	—	—	$13.10	2/3/2020	—	$—	—	$—
	51,792	—	—	$25.85	2/2/2021	—	$—	—	$—
	45,272	—	—	$42.54	2/8/2022	—	$—	—	$—
	112,000	—	—	$51.50	2/7/2023	—	$—	—	$—
	123,771	—	—	$63.55	2/5/2024	—	$—	—	$—
	108,025	54,012	—	$83.11	2/4/2025	16,243	$1,214,164	—	$—
	53,572	107,142	—	$86.08	2/3/2026	16,294	$1,217,977	—	$—
	—	235,057	—	$73.18	2/8/2027	21,641	$1,617,665	—	$—
Steve K. Barbarick	41,257	—	—	$63.55	2/5/2024	—	$—	—	$—
	—	—	—	$—	12/10/2024	19,164	$1,432,509	—	$—
	21,605	10,802	—	$83.11	2/4/2025	3,248	$242,788	—	$—
	13,095	26,190	—	$86.08	2/3/2026	3,983	$297,729	—	$—
	4,628	9,254	—	$94.66	5/2/2026	1,315	$98,296	—	$—
	—	70,517	—	$73.18	2/8/2027	6,492	$485,277	—	$—
Anthony F. Crudele (5)	43,076	—	—	$51.50	3/4/2019	—	$—	—	$—
	41,257	—	—	$63.55	3/4/2019	—	$—	—	$—
	32,407	—	—	$83.11	3/4/2019	—	$—	—	$—
	39,285	—	—	$86.08	3/4/2019	—	$—	—	$—
Benjamin F. Parrish, Jr.	21,752	—	—	$25.85	2/2/2021	—	$—	—	$—
	27,164	—	—	$42.54	2/8/2022	—	$—	—	$—
	23,932	—	—	$51.50	2/7/2023	—	$—	—	$—
	22,921	—	—	$63.55	2/5/2024	—	$—	—	$—
	12,003	6,001	—	$83.11	2/4/2025	1,804	$134,849	—	$—
	13,095	26,190	—	$86.08	2/3/2026	3,983	$297,729	—	$—
	—	51,712	—	$73.18	2/8/2027	4,761	$355,885	—	$—
Kurt D. Barton	3,066	—	—	$25.85	2/2/2021	—	$—	—	$—
	9,236	—	—	$42.54	2/8/2022	—	$—	—	$—
	10,530	—	—	$51.50	2/7/2023	—	$—	—	$—
	10,085	—	—	$63.55	2/5/2024	—	$—	—	$—
	5,281	2,640	—	$83.11	2/4/2025	794	$59,352	—	$—
	4,167	8,333	—	$86.08	2/3/2026	1,267	$94,708	—	$—
	—	51,712	—	$73.18	2/8/2027	4,761	$355,885	—	$—
Robert D. Mills	20,278	—	—	$71.84	3/25/2024	—	$—	—	$—
	12,003	6,001	—	$83.11	2/4/2025	1,804	$134,849	—	$—
	5,953	11,904	—	$86.08	2/3/2026	1,810	$135,298	—	$—
	—	23,505	—	$73.18	2/8/2027	2,164	$161,759	—	$—

(1)	Reflects awards of options. Option awards vest one-third annually, over the first three years following grant.

(2)
Options are awarded by the Compensation Committee of the Board and the exercise price is equal to the closing price of the Company’s Common Stock on the day preceding the corresponding Committee meeting at which such awards are authorized.

(3)	Options awarded by the Compensation Committee are granted with a ten-year life.

(4)
Reflects awards of RSUs.  RSU awards cliff vest in full on the third anniversary of the date of grant except for the December 10, 2014 grant of 19,164 shares to Mr. Barbarick, which cliff vest in full on the fourth anniversary of the date of grant.

(5)
Pursuant to a transition agreement between the Company and Mr. Crudele, all unvested stock options and RSUs vested upon Mr. Crudele’s retirement on March 3, 2017, and all options become exercisable until the earlier of March 4, 2019, or the date on which the option expires in accordance with its terms.

Index

2017 Option Exercises and Stock Vested

The following table reflects certain information with respect to options exercised by the Named Executive Officers during the 2017 fiscal year as well as RSU awards that vested during fiscal 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Gregory A. Sandfort	—	$—	12,746	$928,865
Steve K. Barbarick	58,090	$1,206,625	4,257	$310,229
Anthony F. Crudele	—	$—	11,488	$740,256
Benjamin F. Parrish, Jr.	—	$—	2,365	$172,349
Kurt D. Barton	—	$—	1,041	$75,863
Robert D. Mills	—	$—	2,088	$144,740

(1)	The value realized equals the difference between the option exercise price and the sales price, multiplied by the number of shares to which the exercise relates.

(2)	Represents the gross number of shares acquired upon vesting of stock awards, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.

(3)	The value realized equals the average of the high and low market price on the business day immediately preceding the vesting date, multiplied by the number of shares vested.

2017 Non-Qualified Deferred Compensation

The EDCP provides that designated participants may elect to defer up to 40% of their annual base salary and up to 92% of their annual incentive compensation under the CIP.  Under the EDCP, the participants’ salary deferral is matched by the Company, 100% on the first $3,000 of base salary contributed and 50% on the next $3,000 of base salary contributed limited to a maximum annual matching contribution of $4,500.  Effective January 1, 2013, each participant has a choice of deemed investments for their plan account. Each participant is "deemed to be invested" in these investment options for the purposes of determining the amount of earnings or losses to be credited to their account. Contributions made to the plan before January 1, 2013 earn simple annual interest at the prime rate in effect on January 1st of each year which is credited quarterly; however, those assets are not available for transfer into the new investment options.  Each participant is fully vested in all amounts credited to their deferred compensation account.  Payments under the EDCP are made in cash in a single lump sum payment on a date elected by the participant with the exception of installment payments effective prior to January 1, 2011. Payments are made no earlier than six months following the earlier of the participant’s (i) death, (ii) retirement, (iii) total and permanent disability, (iv) termination of employment with the Company or (v) some other date designated by the participant at the time of the initial deferral.

The following table sets forth certain information about each Named Executive Officer’s participation in the EDCP in fiscal 2017:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Gregory A. Sandfort	$—	$—	$21,607	$(38,115)	$471,717
Steve K. Barbarick	$201,159	$4,500	$219,830	$—	$1,379,768
Anthony F. Crudele	$—	$—	$82,118	$(136,047)	$642,526
Benjamin F. Parrish, Jr.	$11,277	$4,500	$45,612	$—	$424,289
Kurt D. Barton	$—	$—	$3,473	$(17,492)	$19,375
Robert D. Mills	$8,677	$4,500	$11,700	$—	$67,871

(1)	The amounts reported in this column are included in the “2017 Summary Compensation Table” under the heading “Salary.”

(2)	The amounts reported in this column are included in the “2017 Summary Compensation Table” under the heading “All Other Compensation."

(3)	The Company does not provide above-market or preferential earnings on EDCP contributions, so these amounts were not reported in the Summary Compensation Table.

(4)
Of these balances, the following amounts were reported in Summary Compensation Tables in prior year proxy statements: Mr. Sandfort - $488,225; Mr. Barbarick - $954,279; Mr. Crudele - $696,455; Mr. Parrish - $362,900; and Mr. Mills - $42,994. Mr. Barton had an ending deferred compensation balance of $33,394 in fiscal 2016.

Index

Chief Executive Officer (“CEO”) Compensation Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the median employee’s annual compensation (Section 953 (b)) to the annual compensation of the CEO.  We are including this disclosure beginning with our fiscal 2017 Proxy Statement.

The median employee was identified from all full-time, part-time, seasonal and temporary employees, excluding the CEO, who were employed by the Company as of October 2, 2017. A total of 28,342 employees were employed on that date.  Compensation was measured over the 12-month period beginning on January 1, 2017 and ending on December 30, 2017.

To determine the median total annual compensation for our employees (other than our CEO) in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, we included total gross earnings and employer paid health care costs which were calculated using internal payroll records. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on October 2, 2017, but did not work for us the entire fiscal year. No full-time equivalent adjustments were made for part-time temporary or seasonal employees.

Mr. Sandfort had fiscal 2017 annual total compensation of $6,701,831, as reflected in the Summary Compensation Table included in this Proxy Statement.  The median employee’s annual total compensation for 2017 that would be reportable in the Summary Compensation Table was $24,108.  As a result, the CEO pay ratio is 278:1.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Termination

If the employment of any of the Named Executive Officers (other than Mr. Sandfort whose rights and obligations are described below under “Payments Upon Certain Termination Events”) is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid other than what has accrued and is vested under the benefit plans discussed above in this Proxy Statement included under the headings “Compensation Discussion and Analysis” and “2017 Non-Qualified Deferred Compensation.”

Payments Made Upon Death or Disability

If the employment of any of the Named Executive Officers is terminated by death or disability, the Named Executive Officer will be fully vested in all then-outstanding stock options and all then-outstanding RSUs of the Company and all such options shall remain exercisable until the earlier of (i) one year after the date of termination and (ii) the otherwise applicable normal expiration date of the option.

Pursuant to the Performance-Based Restricted Share Unit Agreement under which the Named Executive Officers (other than Mr. Sandfort) were granted PSUs in 2018, in the event that a Named Executive Officer's employment is terminated as a result of his death or disability, the Named Executive Officer will be fully vested in all PSUs, provided that if termination occurs prior to the end of the performance period, any PSUs will not be settled until the Compensation Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved.

Under the terms of the Company’s disability plan, the Named Executive Officers are eligible for a disability benefit that is equal to a maximum of $10,000 per month.  The definition of disability is the same as that used for the disability plan covering all employees except that a Named Executive Officer’s disability must preclude the subject officer’s ability to carry out only his or her executive function.  The disability benefit would be reduced by any benefits payable under Social Security or worker’s compensation.  The payments continue based on age and various Social Security qualifications.  Additionally, the Named Executive Officers are eligible for a supplemental disability benefit under the Company-sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional coverage above the $10,000 per month limit of the group long-term disability plan not to exceed 60% of monthly income.

Payments Upon Certain Termination Events

In the event that Mr. Sandfort's employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Sandfort for good reason (as defined in his employment agreement), Mr. Sandfort would be entitled to payment of his base salary for a period of two (2) years, an amount equal to two (2) times his average annual bonus for the prior three (3) fiscal years and a lump sum payment equal to the estimated cost of health insurance benefits for Mr. Sandfort and his dependents for two (2) years. The Company's obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Sandfort from other employment during the period the Company is required to make any severance payments. In the event that Mr. Sandfort retires, the

Index

employment agreement provides that Mr. Sandfort would be entitled to base salary and benefits earned through the date of termination and a lump sum payment equal to the estimated cost of health insurance benefits for Mr. Sandfort and his dependents for two (2) years. In the event of termination due to death or disability, Mr. Sandfort would be entitled to base salary and benefits earned through the date of termination and an amount equal to the pro rata portion of Mr. Sandfort's average annual bonus for the prior three (3) fiscal years. In the event of a termination by the Company for cause or by Mr. Sandfort without good reason, Mr. Sandfort would receive only base salary and benefits earned through the date of termination.

The employment agreement also provides that upon termination due to death or disability, Mr. Sandfort will be fully vested in all then-outstanding stock options and all then-outstanding RSUs of the Company and all such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option. In the event of termination due to retirement, if the Board reasonably determines that Mr. Sandfort and the Board have agreed upon the terms of a mutually satisfactory transition plan for Mr. Sandfort’s position and that Mr. Sandfort has worked with the Board in good faith to identify at least one successor candidate for Mr. Sandfort’s position, Mr. Sandfort will be fully vested in all then outstanding stock options and RSUs and all vested stock options held by Mr. Sandfort shall remain exercisable until the earlier of (i) the third anniversary of the date of termination (except in the case of Mr. Sandfort's death during such period, in which event his options will be exercisable until the earlier of the second anniversary of his death and the third anniversary of the date of termination) and (ii) the otherwise applicable normal expiration date of such option. In the event of termination of Mr. Sandfort's employment by the Company without cause or by Mr. Sandfort for good reason, the vesting of all of the outstanding stock options and restricted shares of stock and RSUs held by Mr. Sandfort scheduled to vest in the twelve (12) month period following the date of termination will be accelerated and any such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option.

Pursuant to the Performance-Based Restricted Share Unit Agreement under which Mr. Sandfort was granted PSUs in 2018, in the event that Mr. Sandfort's employment is terminated by the Company without cause or by Mr. Sandfort for good reason or as a result of his death, disability or retirement (each as defined in the award agreement), Mr. Sandfort will be fully vested in all PSUs, provided that if termination occurs prior to the end of the performance period, any PSUs will not be settled until the Compensation Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved.

Payments to Be Made Upon a Change in Control

Pursuant to the employment agreement, if Mr. Sandfort's employment is terminated by the Company (other than for cause or as a result of Mr. Sandfort’s disability) or by Mr. Sandfort for good reason within two (2) years following a change in control (as defined in the employment agreement) and during the term, Mr. Sandfort will receive: (i) the equivalent of two (2) times the annual base salary and average annual bonus(es) or award(s) for the prior three (3) fiscal years pursuant to any bonus plan for the fiscal year preceding the date of termination or, if higher, the fiscal years preceding the change in control, payable in a lump sum, in cash; (ii) a lump sum payment, in cash, equal to the estimated cost of existing life, disability and medical benefits for Mr. Sandfort and his dependents for two (2) years; and (iii) outplacement services not to exceed $50,000. Mr. Sandfort’s agreement also provides that (i) the stock options outstanding at the date of termination will become fully vested and continue to be exercisable until the earlier of (a) the third anniversary of the date of termination or (b) the otherwise applicable expiration date, or, at the Company's election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options; and (ii) the RSUs outstanding at the date of termination will become fully vested or, at the Company's election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock.

The Company is also a party to Change in Control Agreements with each Named Executive Officer (other than Mr. Sandfort, whose change in control agreement was superseded by the employment agreement discussed above, and Mr. Crudele, who retired on March 3, 2017).  Pursuant to these Change in Control Agreements, if an executive’s employment is terminated following a change in control (other than termination by the Company for cause or by reason of death or disability) or if the executive retires or terminates his employment in certain circumstances defined in the agreement which constitute “good reason,” the executive will receive:

•
the equivalent of 1.5x the annual base salary and average annual bonus(es) or award(s) pursuant to any cash bonus plan for the three (3) prior fiscal years preceding the date of termination or, if higher, the three (3) prior fiscal years preceding the change in control, payable in a lump sum, in cash;

•
a lump sum payment, in cash, equal to the estimated cost of existing life, disability and medical benefits for the executive and his or her dependents for a period of two (2) years beyond the date of termination;

•	outplacement services not to exceed $40,000; and

•
a pro-rata portion of the executive's average annual bonus(es) or award(s) under any cash bonus plan for the three (3) prior fiscal years preceding the date of termination payable in a lump sum, in cash.

Index

The Change in Control Agreements also provide that:

•
the stock options outstanding at the date of termination will become fully vested and continue to be exercisable until the earlier of (i) the second anniversary of the date of termination or (ii) the otherwise applicable expiration date of the term of such option, or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options; and

•
the RSUs outstanding at the date of termination will become fully vested or, at the Company’s election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock.

In the Change in Control Agreements, the executives (other than Mr. Sandfort) have agreed to remain in the employ of the Company for at least six (6) months following a change in control unless the executive resigns for good reason, dies, becomes disabled, retires or is terminated by the Company.  In addition, Mr. Sandfort in his employment agreement has agreed, for a period of 24 months, and the other Named Executive Officers have agreed, for a period of 18 months, following termination of employment by the Company after a change in control, not to compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company.

Other than as noted above, the Change in Control Agreements for each of the Named Executive Officers (other than Mr. Sandfort) are substantially similar and expire in February 2019.

Pursuant to the Change in Control Agreements and Mr. Sandfort's employment agreement, a change in control is deemed to occur upon (i) any person acquiring ownership of the securities of the Company representing more than 35% of the combined voting power of the Company; or (ii) any change in the majority of the Board of Directors during any 12 month period during the term; or (iii) consummation of a reorganization, merger or consolidation of the Company whereby 50% or more of the combined voting power of the then outstanding shares of the Company changes; or (iv) a sale or disposition of all or substantially all of the assets of the Company (unless such sales do not result in a change in the proportional ownership existing immediately prior to such sale or disposition).

Pursuant to the Performance-Based Restricted Share Unit Agreements under which the Named Executive Officers (other than Mr. Sandfort) were granted PSUs in 2018, if the entity surviving a change in control of the Company assumes the PSU, the PSUs shall be eligible to vest at the target amount on the applicable vesting dates if the change in control occurs prior to the end of the performance period or the remaining number of PSUs shall continue to vest on the applicable vesting dates if the change in control occurs after the end of the performance period, provided that if the Named Executive Officer's employment is terminated without cause by the successor, by the Named Executive Officer for good reason or as a result of the Named Executive Officer's death, disability, retirement or early retirement (each as defined in the award agreement) within one year following the change in control, all such PSUs shall vest and be released to the Named Executive Officer. In the event that the successor does not assume the award, a number of PSUs equal to the target award in the event the performance period has not ended, or the actual number of PSUs that would have vested on each vesting date following the performance period if the change in control occurs after the performance period has ended, shall vest as of the effective date of the change in control.

Pursuant to the Performance-Based Restricted Share Unit Agreement under which Mr. Sandfort was granted PSUs in 2018, if the entity surviving a change in control of the Company assumes the PSU, the PSUs shall be eligible to vest at the target amount on the applicable vesting dates if the change in control occurs prior to the end of the performance period or the remaining number of PSUs shall continue to vest on the applicable vesting dates if the change in control occurs after the end of the performance period, provided that if Mr. Sandfort's employment is terminated without cause by the successor, by Mr. Sandfort for good reason or as a result of Mr. Sandfort's death, disability, or retirement (each as defined in the award agreement), all such PSUs shall vest and be released to Mr. Sandfort. In the event that the successor does not assume the award, a number of PSUs equal to the target award in the event the performance period has not ended, or the actual number of PSUs that would have vested on each vesting date following the performance period if the change in control occurs after the performance period has ended, shall vest as of the effective date of the change in control.

Index

The table immediately following shows potential payments to our Named Executive Officers for various scenarios involving a change in control or termination of employment, assuming a December 30, 2017 termination date. The table below excludes Mr. Crudele as he retired from the Company effective March 3, 2017.

Executive Payments Upon Termination	Voluntary Termination	Retirement (1)	Voluntary Termination for Good Reason or Involuntary Termination Without Cause		Involuntary Termination With Cause	Change in Control (2)		Death or Disability
Gregory A. Sandfort
Base salary (3)	$—	$—	$2,080,000		$—	$2,080,000		$—
Non-equity incentive	—	—	1,483,733	(4)	—	1,483,733	(4)	741,867	(5)
Stock options and restricted stock units (vesting accelerated) (6)	—	4,418,845	1,337,178		—	4,418,845		4,418,845
Health and welfare benefits (7)	—	54,538	54,538		—	54,538		—
Life insurance benefits (8)	—	2,448	2,448		—	2,448		—
Outplacement services (9)	—	—	—		—	50,000		—
	$—	$4,475,831	$4,957,897		$—	$8,089,564		$5,160,712
Steve K. Barbarick
Base salary (3)	$—	$—	$—		$—	$1,185,000		$—
Non-equity incentive (10)	—	—	—		—	863,988		—
Stock options and restricted stock units (vesting accelerated) (6)	—	—	—		—	2,667,311		2,667,311
Health and welfare benefits (7)	—	—	—		—	33,870		—
Life insurance benefits (8)	—	—	—		—	2,448		—
Outplacement services (9)	—	—	—		—	40,000		—
	$—	$—	$—		$—	$4,792,617		$2,667,311
Benjamin F. Parrish, Jr.
Base salary (3)	$—	$—	$—		$—	$855,000		$—
Non-equity incentive (10)	—	—	—		—	578,241		—
Stock options and restricted stock units (vesting accelerated) (6)	—	—	—		—	869,651		869,651
Health and welfare benefits (7)	—	—	—		—	40,866		—
Life insurance benefits (8)	—	—	—		—	2,448		—
Outplacement services (9)	—	—	—		—	40,000		—
	$—	$—	$—		$—	$2,386,206		$869,651
Kurt D. Barton
Base salary (3)	$—	$—	$—		$—	$652,500		$—
Non-equity incentive (10)	—	—	—		—	332,331		—
Stock options and restricted stock units (vesting accelerated) (6)	—	—	—		—	591,132		591,132
Health and welfare benefits (7)	—	—	—		—	40,465		—
Life insurance benefits (8)	—	—	—		—	2,448		—
Outplacement services (9)	—	—	—		—	40,000		—
	$—	$—	$—		$—	$1,658,876		$591,132
Robert D. Mills
Base salary (3)	$—	$—	$—		$—	$660,000		$—
Non-equity incentive (10)	—	—	—		—	378,657		—
Stock options and restricted stock units (vesting accelerated) (6)	—	—	—		—	468,808		468,808
Health and welfare benefits (7)	—	—	—		—	48,163		—
Life insurance benefits (8)	—	—	—		—	2,448		—
Outplacement services (9)	—	—	—		—	40,000		—
	$—	$—	$—		$—	$1,598,076		$468,808

Index

(1)
Pursuant to his employment agreement, Mr. Sandfort is eligible to retire after providing 10 years of service to the Company. Mr. Sandfort achieved 10 years of service effective November 5, 2017. Accumulated vesting of stock options and RSUs is restricted to certain conditions described under “Payments Upon Certain Termination Events”. No other named executive officer has an employment agreement; therefore, they are not subject to a retirement clause.

(2)
These severance provisions are only applicable upon termination of employment other than for cause, by reason of death, disability or retirement or by the executive without good reason following a change in control.

(3)	Amount reflects the contractual multiple of base salary. The Company has no established policy or practice pertaining to severance pay in the event of termination.

(4)	Reflects two times the average annual cash bonus paid to Mr. Sandfort for the prior three fiscal years as set forth in the CIP.

(5)	Reflects the average annual cash bonus paid to Mr. Sandfort for the prior three fiscal years as set forth in the CIP.

(6)
Amount includes the value of unvested options computed by multiplying (i) the difference between (a) $74.75, the closing price of a share of our Common Stock on December 29, 2017, the last business day of fiscal 2017 and (b) the exercise price per share for each option grant by (ii) the number of unvested shares subject to that option grant.  Amount includes unvested RSUs valued at $74.75, the closing price of a share of our Common Stock on December 29, 2017, the last business day of fiscal 2017.

(7)
Amount reflects the Company's current aggregate total cost for continuation of insurance benefits (i.e. medical, dental, vision and disability) for the contractual duration of the respective agreements.

(8)	Amount reflects the Company's current aggregate total cost for continuation of insurance benefits (i.e. life, AD&D) for the contractual duration of the respective agreements.

(9)	Amount assumes the maximum for outplacement services allowed under the Change in Control Agreements and Mr. Sandfort’s employment agreement.

(10)
Amount reflects the contractual multiple of the average annual cash bonus for the prior three fiscal years as set forth in the CIP.  The Company has no established policy or practice pertaining to payment of bonuses in the event of termination prior to the date bonuses are actually awarded.

Related-Party and Beneficial Ownership Information

Related-Party Transactions

Since the beginning of the Company’s last fiscal year, we are aware of no related party transactions between us and any of our directors or director nominees, executive officers, 5% shareholders or their family members which require disclosure under Item 404 of Regulation S-K under the Exchange Act.

The Board of Directors of the Company has adopted a written policy which provides that any transaction between the Company and any of its directors, officers, or principal shareholders or affiliates thereof, must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the appropriate committee of the Board of Directors, each of which is comprised solely of independent directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC.  Based solely on a review of the copies of such reports furnished to us during fiscal 2017 and written representations that no other reports were required, all Directors, executive officers and greater than 10% beneficial owners filed on a timely basis all reports required by Section 16(a) of the Exchange Act during the 2017 fiscal year.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 27, 2018, except as otherwise footnoted, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock; (ii) each director or person nominated to be a director; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group.  The determinations of "beneficial ownership" of the Common Stock are based upon responses to Company inquiries that cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Such rule provides that shares shall be deemed to be "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares; or where a person has the right to acquire any such beneficial ownership within 60 days after the date of determination.  Except as disclosed in the notes to the table, each named person has sole voting and investment power with respect to the number of shares shown as beneficially owned by him.  There were 125,116,910 shares of Common Stock outstanding on January 27, 2018.

Index

Name of Beneficial Owner	Number of Shares	Number of Option Shares and RSUs (1)	Number of Vested Deferred RSUs (2)	Total Shares, Option Shares and RSUs	Percent of Class (3)
The Vanguard Group (4)	12,561,676	—	—	12,561,676	10.0%
BlackRock, Inc. (5)	8,125,064	—	—	8,125,064	6.5%
The Bank of New York Mellon Corporation (6)	6,334,069	—	—	6,334,069	5.1%
Johnston C. Adams	13,124	—	11,763	24,887	*
Peter D. Bewley	1,304	—	8,279	9,583	*
Cynthia T. Jamison	29,480	—	10,124	39,604	*
Thomas A. Kingsbury	100	—	—	100	*
Ramkumar Krishnan	100	—	—	100	*
George MacKenzie	14,795	—	3,756	18,551	*
Edna K. Morris	57,497	8,000	4,996	70,493	*
Mark J. Weikel	5,627	—	—	5,627	*
Gregory A. Sandfort	218,448	751,455	—	969,903	*
Steve K. Barbarick (7)	23,756	131,236	—	154,992	*
Anthony F. Crudele	160,708	156,025	—	316,733	*
Benjamin F. Parrish, Jr.	17,463	159,005	—	176,468	*
Kurt D. Barton	15,210	67,204	—	82,414	*
Robert D. Mills	1,714	59,826	—	61,540	*
All directors and executive officers as a group (15 persons)	561,455	1,392,117	38,918	1,992,490	1.6%
*       Less than 1% of outstanding Common Stock.

(1)
Reflects the number of shares that could be purchased by exercise of options exercisable on January 27, 2018 or within 60 days of January 27, 2018 and the number of shares underlying RSUs which vest within 60 days of January 27, 2018.

(2)	Reflects the number of RSUs that have satisfied the related vesting requirements, but the receipt of the shares has been deferred to a later date.

(3)
Pursuant to the rules of the SEC, shares of Common Stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options or vesting of RSUs are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(4)
Based solely on information set forth in Schedule 13G/A filed with the SEC on March 12, 2018, these shares are owned by accounts for which The Vanguard Group serves as investment advisor. Such Schedule 13G/A indicated that The Vanguard Group had sole power to vote 176,546 shares, shared voting power for 37,102 shares, sole dispositive power for 12,363,952 shares and shared dispositive power for 197,724 shares. The Vanguard Group's address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based solely on information set forth in Schedule 13G/A filed with the SEC on January 23, 2018, BlackRock, Inc. had sole power to vote 6,943,657 shares and sole dispositive power for 8,125,064 shares. BlackRock, Inc.'s address is 55 East 52nd Street, New York, NY 10055.

(6)
Based solely on information set forth in Schedule 13G filed with the SEC on February 7, 2018, these shares are owned by direct or indirect subsidiaries of The Bank of New York Mellon Corporation. Such Schedule 13G indicated that The Bank of New York Mellon Corporation had sole power to vote 5,833,741 shares, shared voting power for 19 shares, sole dispositive power for 5,293,278 shares and shared dispositive power for 1,040,766 shares. The Bank of New York Mellon Corporations' address is 225 Liberty Street, New York, NY 10286.

(7)	Includes 4,772 shares owned by Mr. Barbarick's spouse.

Index

Shareholder Information

Shareholder Proposals

Shareholders who desire to submit to the Company proposals for possible inclusion in the Company’s proxy materials for the 2019 Annual Meeting of Shareholders must submit such proposals in writing by November 26, 2018 to the Corporate Secretary of the Company at 5401 Virginia Way, Brentwood, Tennessee 37027.

For a shareholder proposal that is not intended to be included in the Company's proxy materials but is intended to be raised by the shareholder from the floor at the 2019 Annual Meeting of Shareholders, the shareholder must provide timely advance notice in accordance with the Company’s Bylaws.  The Company's Bylaws contain an advance notice provision which provides that, to be timely, a shareholder's notice of intention to bring business before a meeting must be received by the Corporate Secretary of the Company at the above address not later than ninety (90) nor earlier than one hundred twenty (120) calendar days prior to the anniversary date of the Company’s prior year's annual meeting (no later than February 9, 2019, and no earlier than January 10, 2019, for the Company’s 2019 Annual Meeting of Shareholders).  In the event, however, that the date of the annual meeting is changed by more than thirty (30) calendar days from the anniversary date of the prior year’s annual meeting, such notice and supporting documentation must be received by the Corporate Secretary of the Company not later than the later of (i) the ninetieth day prior to such annual meeting or (ii) the tenth day following the date on which the Company provides notice of the date of such annual meeting but in no event later than the fifth business day preceding the date of such annual meeting.

Proxy Access Nominations

In order to be properly brought before the 2019 Annual Meeting, a shareholder’s notice of nomination of one or more director candidates to be included in the Company’s proxy statement and ballot pursuant to Section 1.2 of our Bylaws (a “proxy access nomination”) must be received by the Corporate Secretary of the Company in writing at the above address no earlier than October 27, 2018 and not later than November 26, 2018 (i.e., not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the definitive proxy statement was first provided or made available to shareholders in connection with the preceding year’s annual meeting of shareholders). If the 2019 Annual Meeting is not scheduled to be held within 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the 180th day prior to the 2019 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting is first made by the Company.

Shareholder Nominations of Candidates for Board Membership

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the shareholder considers appropriate. The Corporate Governance and Nominating Committee will consider whether to nominate any person nominated by a shareholder who is a shareholder of record on the date of the giving of the notice of nomination and who is entitled to vote at the annual meeting, and who delivers timely notice of the nomination in proper written form, as provided by the Company’s Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary of the Company upon written request), the proposed nominee’s written consent to nomination and certain additional information as set forth in the Company’s Bylaws.

For a shareholder’s notice to the Company’s Secretary to be timely, it must be delivered to or mailed and received at the principal executive offices of the Company by February 9, 2019 but not before January 10, 2019 (or, if the annual meeting is changed by more than thirty (30) calendar days from the anniversary of the prior year's annual meeting, the notice must be received not later than the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which notice containing the date of the annual meeting is provided by the Company; provided further, however, that any such notice which is received later than the fifth business day prior to the meeting may be disregarded). If the presiding person at the meeting determines that a nomination was not properly made in accordance with the procedures set forth in the Company’s Bylaws, then the presiding person will declare to the meeting that such nomination was defective and such defective nomination shall be disregarded.

Index

Availability of Form 10-K and Annual Report to Shareholders

A copy of the Company's Annual Report on Form 10-K for fiscal 2017 has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.  The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials.

The Company filed its Annual Report on Form 10-K with the SEC on February 22, 2018.  We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2017, without exhibits.  Please send a written request to Investor Relations, Tractor Supply Company, 5401 Virginia Way, Brentwood, Tennessee 37027, or complete the request form on the investor relations page of our website at TractorSupply.com.

Other Matters

The Board does not intend to present any business at the Meeting other than the items stated in the "Notice of Annual Meeting of Shareholders" and knows of no other business to be presented for action at the meeting.  If, however, any other business should properly come before the meeting or any continuations or adjournments thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment and discretion of the persons named in the proxy.

In addition to solicitation by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone.  The costs of such solicitation will be borne by the Company.  The Company will also make arrangements with brokerage houses, custodians and other nominees to send proxy materials to the beneficial owners of shares of the Company's Common Stock held in their names, and the Company will reimburse them for their related postage and clerical expenses.

Directions to the Annual Meeting

From North of Nashville
Follow I-65 South beyond downtown Nashville to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).  Turn left on Winners Circle South.  Take the first right onto Virginia Way. Tractor Supply Company is on the left.  The Meeting entrance is the main entry way at the front of the building.

From South of Nashville
Follow I-65 North (toward Nashville). Take Exit #74B (Brentwood).  Circle around the off-ramp and stay on Old Hickory Blvd.   Turn left at the third light (Franklin Pike).  Turn right at the second light (Maryland Way).   Turn left on Winners Circle South.  Take the first right onto Virginia Way. Tractor Supply Company is on the left.  The Meeting entrance is the main entry way at the front of the building.

From East of Nashville
Follow I-40 West (toward Nashville) and merge left onto I-24 East (toward Chattanooga).  Immediately merge right onto I-440 West via Exit #53 (toward Memphis).  Merge onto I-65 South via Exit #5 (towards Huntsville).  Follow I-65 South to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).   Turn left on Winners Circle South.  Take the first right onto Virginia Way. Tractor Supply Company is on the left.  The Meeting entrance is the main entry way at the front of the building.

From West of Nashville
Follow I-40 East to I-65 South.  Follow I-65 South to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).   Turn left on Winners Circle South.  Take the first right onto Virginia Way. Tractor Supply Company is on the left.  The Meeting entrance is the main entry way at the front of the building.

Index

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time on May 10, 2018.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/TSCO • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Index

Annual Shareholders’ Meeting Proxy Card

t IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. t

A	Proposals - The Board of Directors recommends a vote FOR all the nominees listed on Proposal 1 and FOR Proposals 2 through 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Cynthia T. Jamison	☐	☐	02 - Peter D. Bewley	☐	☐	03 - Denise L. Jackson	☐	☐

	04 - Thomas A. Kingsbury	☐	☐	05 - Ramkumar Krishnan	☐	☐	06 - George MacKenzie	☐	☐

	07 - Edna K. Morris	☐	☐	08 - Mark J. Weikel	☐	☐	09 - Gregory A. Sandfort	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018	☐	☐	☐	3.	Say on Pay - An advisory vote to approve executive compensation	☐	☐	☐

		For	Against	Abstain
4.	Approval of the 2018 Omnibus Incentive Plan	☐	☐	☐

B	Non-Voting Items
	Change of Address – Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Index

t IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. t

Proxy — Tractor Supply Company

Annual Shareholders’ Meeting
May 10, 2018
10:00AM central time

Store Support Center
5401 Virginia Way
Brentwood, Tennessee 37027

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I have received the Notice of 2018 Annual Shareholders’ Meeting (“the Meeting”) to be held on May 10, 2018 at 10:00 a.m. central time and a Proxy Statement furnished by Tractor Supply Company’s (“Tractor Supply”) Board of Directors. I appoint BENJAMIN F. PARRISH, JR. AND ROBERT J. VOLKE, and each of them, as proxy and attorney-in-fact, with full power of substitution, to represent me and vote all shares of Tractor Supply common stock that I am entitled to vote at the Meeting in the manner shown on this form as to the following matters, and in their discretion on any other matters that come before the Meeting or any postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

(Continued and to be voted on reverse side.)

Index

EXHIBIT A:

TRACTOR SUPPLY COMPANY

2018 OMNIBUS INCENTIVE PLAN

1

Index

TABLE OF CONTENTS

TABLE OF CONTENTS
Section 1.    Purpose.
Section 2.    Definitions.
Section 3.    Administration.
Section 4.    Shares Available For Awards.
Section 5.    Eligibility.
Section 6.    Stock Options And Stock Appreciation Rights.
Section 7.    Restricted Shares And Restricted Share Units.
Section 8.    Performance Awards.
Section 9.    Other Stock-Based Awards.
Section 10.    Non-Employee Director And Outside Director Awards.
Section 11.    Provisions Applicable To Performance Awards.
Section 12.    Termination of Employment.
Section 13.    Change in Control.
Section 14.    Amendment and Termination.
Section 15.    General Provisions.
Section 16.    Term of the Plan.

2

Index

TRACTOR SUPPLY COMPANY
2018 OMNIBUS INCENTIVE PLAN

Section 1.	Purpose.

This plan shall be known as the “Tractor Supply Company 2018 Omnibus Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of Tractor Supply Company (the “Company”) and its shareholders by (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its shareholders.

Section 2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall mean, unless otherwise provided in the applicable Award Agreement, any of the following events:

(i)    any one person or more than one person acting as a group (as defined in Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), ownership of the securities of the Company representing more than 35% of the total voting power of the Company’s then outstanding securities; provided, however, that no Change in Control shall be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(ii)    during any twelve (12) month period, the majority of the individuals who at the beginning of such twelve (12) month period constitute the Board and any new director whose election to the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director being referred to as the “Incumbent Board”) are replaced; provided, however, that to the extent consistent

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with Section 409A of the Code, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board including by reason of any agreement intended to avoid or settle any election contest or proxy contest; or

(iii)    consummation of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding voting securities of the Company; or

(iv)    a sale or other disposition of all or substantially all of the assets of the Company (other than in a transaction in which all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such sale or other disposition beneficially own, directly or indirectly, substantially all of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the acquirer of such assets (either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such sale or other disposition), or the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Unless otherwise provided in an applicable Award Agreement, solely for the purpose of determining the timing of any payments pursuant to any Award constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A 3(i)(5) of the U.S. Treasury Regulations. No Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a change of control of the Company (e.g., upon the announcement, commencement, or shareholder approval of any event or transaction that, if completed, would result in a change in control of the Company).

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” shall mean the committee of the Board described in Section 3 of the Plan.

(h) “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.

(i) “Director” shall mean a member of the Board.

(j) “Employee” shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

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(l) “Fair Market Value” with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the Nasdaq Stock Market, or any other such exchange on which the shares are traded, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported (or in either case, such other price based on actual trading on the applicable date that the Committee determines is appropriate) or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith, by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

(m)“Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(n) “Non-Employee Director” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.

(o) “Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.

(p) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(q) “Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

(r) “Other Stock-Based Award” shall mean any Award granted under Sections 9 or 10 of the Plan.

(s) “Outside Director” means, with respect to the grant of an Award, a member of the Board then serving on the Committee.

(t)“Participant” shall mean any Employee, Director, Consultant or other person who receives an Award under the Plan.

(u) “Performance Award” shall mean any Award granted under Section 8 of the Plan.

(v) “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(w)“Restricted Share” shall mean any Share granted under Sections 7 to 10 of the Plan.

(x)“Restricted Share Unit” shall mean any unit granted under Sections 7 to 10 of the Plan.

(y)“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

(z)“Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(aa) “Shares” shall mean shares of the common stock, $0.008 par value, of the Company.

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(ab) “Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under Sections 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.

(ac) “Subsidiary” shall mean any Person (other than the Company) of which fifty percent (50%) or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company. For Incentive Stock Options, the term shall have the meaning set forth in Section 424(f) of the Code.

(ad) “Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(ae) “Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

Section 3.	Administration.

3.1    Committee. The Plan shall be administered by the Compensation Committee of the Board, such other committee as the Board may designate, or, at the discretion of the Board from time to time, by the Board. The Committee shall be composed of at least two individuals or such number that satisfies the minimum requirements of Rule 16b-3 of the Exchange Act, and the member rules of any trading exchange (e.g., the New York Stock Exchange or Nasdaq Stock Market) or automated quotation system (e.g., the OTC Bulletin Board System) upon which Shares are traded, whose members are not employees of the Company or any Subsidiary or Affiliate. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. During any time the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3.1) shall include the Board.

3.2    Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) except to the extent prohibited by Section 6.2 or any other provision of the Plan, amend or modify the terms of any Award at or after grant with or without the consent of the holder of the Award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan.

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3.3    Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.

3.4    Action by the Committee. The Committee shall select one of its members as its Chairperson and shall hold its meetings at such times and places and in such manner as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Option or other Award. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.5    Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are not otherwise subject to Section 16.

3.6    No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

Section 4.	Shares Available For Awards.

4.1    Shares Available.

(a)    Basic Limitations. Subject to the remaining provisions of this Section 4.1 and Section 4.2 hereof, the stock to be subject to Awards under the Plan shall be the Shares of the Company and the maximum number of Shares with respect to which Awards may be granted under the Plan (the “Share Reserve”) shall be 12,591,274 (which includes 1,091,274 shares rolled over from the Company’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”)), less the number of Shares subject to Awards that are granted pursuant to the 2009 Plan after March 12, 2018, all of which may be issued as Incentive Stock Options.

(b)    Share Count. Shares issued pursuant to Awards other than SARs and Options will count against the Shares available for issuance under the Plan as two Shares for every one Share issued in connection with the Award. Shares issued pursuant to the exercise of Options will count against the Shares available for issuance under the Plan as one Share for every one Share to which such exercise relates. The total number of Shares subject to SARs that are settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares actually issued upon settlement of the SARs. If an Award is settled in cash, the Shares to which the cash-settled Award relates shall be added back to the Share Reserve. If Awards are forfeited or are terminated for any reason without the issuance of Shares before vesting or being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan; provided that any one Share issued pursuant to an Award other than a SAR or Option that is forfeited or terminated shall be credited as two Shares when determining the number of Shares that shall again become available for Awards under the Plan if, upon grant, the Shares underlying such forfeited or terminated Awards were counted as two Shares against the Share Reserve. Shares subject to awards under the 2009 Plan or to the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) that are

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settled in cash, expire unexercised, are forfeited or otherwise cancelled without the delivery of Shares shall increase the Share Reserve in the same manner as cancelled Awards pursuant to this Plan. Notwithstanding the foregoing, the following Shares underlying any Award under the Plan, the 2009 Plan or the 2006 Plan will not again become available for Awards under the Plan: (1) Shares tendered or withheld in payment of the Option Price of an Option, (2) Shares tendered or withheld to satisfy any tax withholding obligation with respect to any Award, (3) Shares repurchased by the Company with proceeds received from the exercise of an Option, and (4) Shares subject to an SAR that are not issued in connection with the Share settlement of that SAR upon its exercise. No further Awards shall be granted under the 2009 Plan or the 2006 Plan following the Effective Date of this Plan.

4.2    Adjustments. In the event that any unusual or non-recurring transactions, including an unusual or non-recurring dividend or other distribution (whether in the form of an extraordinary cash dividend or a dividend of Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall in an equitable and proportionate manner (and, as applicable, in such equitable and proportionate manner as is consistent with Sections 422 and 409A of the Code and the regulations thereunder): (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company or its successor (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company or its successor (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan; and (4) the limits on the number of Shares that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award. Any such adjustments to outstanding Awards shall be effected in a manner that precludes the material enlargement or dilution of rights and benefits under such Awards.

4.3    Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired company shall not reduce the Shares available for Awards under the Plan.

4.4    Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

4.5. Vesting Limitations. Except as otherwise provided below, any Award that:

(a) is not a Performance Award shall have a minimum Vesting Period of one year from the date of grant; or

(b) is a Performance Award shall have a minimum performance period of one fiscal year;

provided, however, that the Committee or Board may provide for earlier vesting (i) to the extent provided for in an Employee's employment agreement with the Company or any Subsidiary that was effective prior to the effective date of the Plan, (ii) upon an Employee's termination of employment by reason of death, disability, change in control, retirement, involuntary termination without cause or voluntary termination for good reason, (iii) Awards made to Non-Employee Directors who elect to receive such Awards in exchange for cash compensation to which they would otherwise be or become entitled and (iv) Awards to Non-Employee Directors upon a termination of service due to a change in control, death or disability. The foregoing notwithstanding, five percent (5%) of the total number of Shares available for issuance under this Plan may be granted without regard to any minimum Vesting Period or performance period, as applicable, described in this Section 4.5. For purposes of Awards to Non-Employee Directors,

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a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders.

Section 5.	Eligibility.

Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 10.

Section 6.	Stock Options And Stock Appreciation RightsStock Options And Stock Appreciation Rights.

6.1    Grant. Subject to Section 4.5 and other applicable provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in subsection (d) of Section 422 of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

6.2    Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted. Except with respect to Substitute Awards, the Option Price of an Option may not be less than one hundred percent (100%) of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option, and SARs may not be granted at a price less than the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.2 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options or SARs to reduce the Option Price or exercise price thereof, (ii) cancel such Options or SARs in exchange for cash or a grant of either substitute Options or SARs with a lower Option Price or exercise Price than the cancelled Award (including but not limited to a cash buyout of an underwater Option), or any other Award, (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the Nasdaq Stock Market or such other principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s shareholders.

6.3    Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.5, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing and except as provided in Section 6.4(a) hereof, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted. Incentive Stock Option Awards shall not be made with respect to shares of Stock described in Section 4.1 more than ten (10) years after the earlier of the date that the Plan is adopted by the Board or the date that the Plan is approved by shareholders.

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6.4    Exercise.

(a)    Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine, subject to Section 6.5 herein, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine. The Committee may provide, at or after grant, that the period of time over which an Option, other than an Incentive Stock Option, or SAR may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, however, that during the extended exercise period the Option or SAR may only be exercised to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such laws.

(b)    The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(c)    An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

(d)     Each Option shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Participant which have an aggregate value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate, on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing. To the extent permitted by applicable law, any grant may provide for payment of the Option Price from (i) the proceeds of sale through a bank or broker of some or all of the Shares to which the exercise relates, or (ii) withholding of Shares from the Option based on the Fair Market Value of the Shares, in either case on the date of exercise. The Committee may provide in the Award Agreement (or thereafter in the case of a Nonqualified Stock Option) that an Option that is otherwise exercisable and has an Option Price that is less than the Fair Market Value of the Shares on the last day of its term will be automatically exercised on such last day by means of a “net exercise” entitling the Participant to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for the required tax withholding.

(e)    At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5    Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total

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combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

Section 7.	Restricted Shares And Restricted Share Units.

7.1    Grant.

(a)    Subject to Section 4.5 and other applicable provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b)    Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement may set forth a period of time during which the grantee must remain in the continuous employment (or other service providing capacity) of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines or the Award Agreement so provides, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. Subject to Section 4.5, the Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2    Delivery of Shares and Transfer Restrictions.

(a)    At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner. The holding of Restricted Shares by the Company or such agent, or the use of book entries to evidence the ownership of Restricted Shares, in accordance with this Section 7.2(a), shall not affect the rights of Participants as owners of the Restricted Shares awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the transfer restrictions.

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(b)    Unless otherwise provided in the applicable Award Agreement, the grantee shall have all rights of a shareholder with respect to the Restricted Shares, including the right to vote such Shares and to receive dividends in accordance with Section 15.2, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant or as provided in the applicable Award Agreement, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment (or other service providing capacity) of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met.

7.3    Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form).

7.4    Payment of Restricted Share Units.

(a)    Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(b)    A Participant may receive dividend equivalent rights in respect of any vested Restricted Share Units at the time of any payment of dividends to shareholders on Shares, as determined in the sole discretion of the Committee, in accordance with Section 15.2. A Participant who is awarded Restricted Share Units shall have no rights as a shareholder with respect to such Restricted Share Units until the restrictions set forth in the applicable Award Agreement have lapsed.

(c)    Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment (or other service providing capacity) of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

Section 8.	Performance Awards

8.1    Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

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8.2    Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment; provided further, that the minimum Vesting Period requirements set forth in Section 4.5 shall apply to grants of Performance Awards hereunder. No Performance Award shall have a term in excess of ten (10) years.

8.3    Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Termination of employment prior to the end of any performance period, other than for reasons of death or disability, will result in the forfeiture of the Performance Award, and no payments will be made, except as otherwise provided pursuant to any applicable Award Agreement at or after grant. Notwithstanding the foregoing, except as otherwise provided in Section 11 hereof, the Committee may, in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

Section 9.	Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6 or 7 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award; provided, however, that the minimum Vesting Period requirements set forth in Section 4.5 hereof shall apply to Other Stock-Based Awards. No Other Stock-Based Award shall have a term in excess of ten (10) years.

Section 10.	Non-Employee Director And Outside Director Awards.

10.1    The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

10.2    The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.

10.3    Notwithstanding anything herein to the contrary, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including equity Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed six hundred thousand dollars ($600,000) in value, calculating the value of any equity Awards granted during

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such calendar year based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid in accordance with the Plan on certain Awards. The Board may make exceptions to the applicable limit in this Section 10.3 for individual Non-Employee Directors in extraordinary circumstances, such as where any such individual Non-Employee Directors are serving on a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.

Section 11.	Provisions Applicable To Performance Awards.

11.1    The Committee may grant Performance Awards based upon the attainment of performance targets related to one or more performance goals and/or other terms and conditions selected by the Committee. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:

(a)    earnings before interest, taxes, depreciation and/or amortization or other exclusions;

(b)    operating income or profit;

(c)    gross margin;

(d)    operating efficiencies;

(e)    return on equity, assets, capital, capital employed or investment;

(f)    after tax operating income;

(g)    net income;

(h)    market capitalization, earnings or book value per Share or economic value added;

(i)    cash flow(s);

(j)    total or net sales or revenues or sales or revenues per employee;

(k)    production (separate work units or SWUs);

(l)    stock price, total shareholder return or growth in total shareholder return (with or without dividend reinvestment);

(m)    dividends;

(n)    debt reduction or other improvements in capital structure which may be calculated net of cash balances or other offsets and adjustments as established by the Committee;

(o)    strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, goals relating to market share, goals related to risk management and goals related to technological improvement;

(p)    goals related to customer or employee satisfaction;

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(q)    enterprise value or other value creation targets;

(r)     other similar financial or operational metrics or goals; or

(s)    any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 11.1 to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization, acquisition, disposition and restructuring transactions, (v) any items that are “unusual in nature” or “infrequently occurring” within the meaning of generally accepted accounting principles or other extraordinary items that are included within management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, and (vi) any other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management.

11.2    Following the completion of each performance period, the Committee shall certify whether the applicable performance targets have been achieved and the amounts, if any, payable for such performance period. In determining the amount earned by any Participant for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to adjust the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.

Section 12.	Termination of Employment.

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment with the Company, its Subsidiaries and Affiliates, including a termination by the Company with or without cause, by a Participant voluntarily, by reason of death, disability or retirement, or pursuant to military, government or other service or leave of absence. The Committee may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

Section 13.	Change in Control

13.1    Certain Terminations. Unless otherwise provided by the Committee, or in an Award Agreement or by a contractual agreement between the Company or a Subsidiary and a Participant, if, within twelve months after the Company obtains actual knowledge that a Change in Control has occurred, a Participant’s employment with or service to the Company or a Subsidiary or Affiliate (or any of their successors) is terminated for any reason other than by the Company for Cause or by the Participant without Good Reason, all outstanding Awards of such Participant shall vest, become immediately exercisable and payable and have all restrictions lifted. Unless otherwise provided in an Award Agreement or contractual agreement between the Company or a Subsidiary and a Participant, as used herein, “Good Reason” shall mean (A) a material reduction in a Participant’s position, authority, duties or responsibilities, (B) any reduction in a Participant’s annual base salary as in effect immediately prior to a Change in Control; (C) the relocation of the office at which the Participant is to perform the majority of his or her duties following a Change in Control to a location more than 30 miles from the location at which the Participant performed such duties prior to the Change in Control; or (D) the failure by the Company or its successor to continue to provide

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the Participant with benefits substantially similar in aggregate value to those enjoyed by the Participant under any of the Company’s pension, life insurance, medical, health and accident or disability plans in which Participant was participating immediately prior to a Change in Control, unless the Participant is offered participation in other comparable benefit plans generally available to similarly situated employees of the Company or its successor after the Change in Control.
13.2    Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiror"), may (in accordance with Section 409A, to the extent applicable), without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable; provided, that in the event of such an assumption, the Acquiror must grant the rights set forth in Section 13.1 to the Participant in respect of such assumed Awards. For purposes of this Section, if so determined by the Committee, in its discretion, an Award denominated in Shares shall be deemed assumed if, following the Change in Control, the Award (as adjusted, if applicable, pursuant to Section 4.2 hereof) confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each Share subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Shares pursuant to the Change in Control.
13.3    Accelerated Vesting. If, in the event of a Change in Control, the Acquiror does not either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, the Committee may (in accordance with Section 409A, to the extent applicable), in its discretion, provide in any Award Agreement or may take such actions as it deems appropriate to provide, for the acceleration of the exercisability, vesting and/or settlement in connection with such Change in Control of each or any outstanding Award or portion thereof and Shares acquired pursuant thereto upon such conditions (if any), including termination of the Participant’s service prior to, upon, or following such Change in Control, to such extent as the Committee shall determine. In the event of a Change of Control, and without the consent of any Participant, the Committee may, in its discretion, provide that for a period of at least fifteen (15) days prior to the Change in Control, any Options or Stock Appreciation Rights shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Stock Options or Stock Appreciation Rights shall terminate and be of no further force and effect.
13.4    Cash-Out of Awards. The Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested Share including pursuant to Section 13.3 subject to such Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per Share in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award (which payment may, for the avoidance of doubt, be $0, in the event the per share exercise or purchase price of an Award is greater than the per share consideration in connection with the Change in Control). In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any), if any, shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the

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date of the Change in Control and may be paid in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.
13.5    Performance Awards. The Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant, provide that in the event of a Change in Control, (i) any outstanding Performance Awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) all then-in-progress performance periods for Performance Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance Award, if at all, and (iii) the Company shall cause to be paid to each Participant such partial or full Performance Awards, in cash, Shares or other property as determined by the Committee, within thirty (30) days of such Change in Control, based on the Change in Control consideration, which amount may be zero if applicable. In the absence of such a determination, any Performance Awards relating to performance periods that will not have ended as of the date of a Change in Control shall be terminated and canceled for no further consideration.

Section 14.	Amendment and Termination.

14.1    Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement (including the rules and regulations of the Nasdaq Stock Market) for which or with which the Board deems it necessary or desirable to comply.

14.2    Amendments to Awards. Subject to the restrictions of Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

14.3    Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles in accordance with the Plan.

14.4    Recoupment of Awards. Any Award granted pursuant to this Plan shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Award Agreement, (ii) to the extent that such Participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Section 15.	General Provisions.

15.1    Limited Transferability of Awards. Except as otherwise provided in the Plan, an Award Agreement or by the Committee at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise

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transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No transfer of an Award for value shall be permitted under the Plan.

15.2    Dividend Equivalents. No dividend equivalent rights shall be granted with respect to stock options or SARs, but in the sole and complete discretion of the Committee, any other Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property; provided, that any dividends or dividend equivalent rights distributed with respect to Shares subject to Awards shall be subject to the same restrictions, terms and conditions as the underlying Awards to which they relate. All dividend or dividend equivalents may, at the Committee’s discretion, accrue interest, or be reinvested into additional Shares or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is otherwise made pursuant to such Award. The total number of Shares available for grant shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards. For purposes of clarity, in no event may dividends or dividend equivalents be paid out unless and until the awards to which they are associated are vested.

15.3 Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of section 409A of the Code. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations shall be made between the first day following the close of the applicable Performance Period and the last day of the “applicable 2 ½ month period” as defined therein. Notwithstanding the foregoing, each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her, or in respect of any payment or benefit delivered in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all such taxes or penalties.

15.4    No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.5    Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations

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and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.6    Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.

15.7    Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered (including, but not limited to, through an online incentive plan management portal) to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

15.8    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder.

15.9    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.10    No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Shares.

15.11    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

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15.12    Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.13    Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.14    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.15    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

15.16    Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 16.	Term of the Plan.

16.1    Effective Date. The Plan shall be effective as of May 10, 2018 (the “Effective Date”), provided it has been approved by the Company’s shareholders.

16.2    Expiration Date. No new Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth (10th) anniversary of the Effective Date.

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